UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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BioMed Realty Trust, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 30, 2012

TO THE STOCKHOLDERS OF BIOMED REALTY TRUST, INC.:

Notice is hereby given that the 2012 annual meeting of stockholders of BioMed Realty Trust, Inc., a Maryland corporation, will be held at 8:00 a.m., local time, on Wednesday, May 30, 2012 at the corporate offices of BioMed, 17190 Bernardo Center Drive, San Diego, California 92128 for the following purposes:

1. To elect seven directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualify;

2. To consider and vote upon the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012;

3. To consider and vote upon, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission; and

4. To transact such other business as may be properly presented at the annual meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the attached proxy statement, which forms a part of this notice and is incorporated herein by reference. Our board of directors has fixed the close of business on March 13, 2012 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

We are pleased to take advantage of the Securities and Exchange Commission rules allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials and lowers the cost and reduces the environmental impact of our annual meeting. We sent a Notice of Internet Availability of Proxy Materials on or about April 16, 2012, and provided access to our proxy materials over the Internet, beginning on April 16, 2012, for the beneficial owners of our common stock as of the close of business on the record date. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability of Proxy Materials instructs you on how to access and review this proxy statement and our annual report and how to authorize your proxy online or by telephone. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. We are also sending proxy materials to any stockholder who has elected to receive its proxy materials by mail.

Your proxy is important. Whether or not you plan to attend the annual meeting, please authorize your proxy by Internet or telephone, or, if you received a paper copy of the materials by mail, mark, sign, date and return your proxy card, so that your shares will be represented at the annual meeting. If you plan to attend the annual meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

All stockholders are cordially invited to attend the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Jonathan P. Klassen
Secretary

San Diego, California

April 16, 2012

BIOMED REALTY TRUST, INC.

17190 Bernardo Center Drive

San Diego, California 92128

PROXY STATEMENT

for

2012 ANNUAL MEETING OF STOCKHOLDERS

May 30, 2012

The board of directors of BioMed Realty Trust, Inc., a Maryland corporation, is soliciting proxies for use at the 2012 annual meeting of stockholders to be held on Wednesday, May 30, 2012 at 8:00 a.m., local time, and at any adjournments or postponements thereof. The annual meeting will be held at the corporate offices of BioMed, 17190 Bernardo Center Drive, San Diego, California 92128. This proxy statement will be first furnished or sent to stockholders on or about April 16, 2012.

Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the election of the board of directors’ nominees for director, or for a substitute or substitutes in the event a nominee or nominees are unable to serve or decline to do so, FOR the ratification of the selection of KPMG LLP as the company’s independent registered public accounting firm for the year ending December 31, 2012, and FOR the approval, on an advisory basis, of the compensation of the named executive officers as disclosed in this proxy statement. As to any other business which may properly come before the annual meeting and be submitted to a vote of the stockholders, proxies received by the board of directors will be voted in the discretion of the designated proxy holders. A proxy may be revoked by written notice to the Secretary of BioMed at any time prior to the annual meeting, by executing a later dated proxy or by attending the annual meeting and voting in person. Attendance at the annual meeting will not by itself revoke a proxy.

Stockholders can vote in person at the annual meeting or by proxy. There are three ways to vote by proxy:

•

By Telephone — Beneficial stockholders who received a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) and who live in the United States or Canada may submit proxies by telephone by calling the telephone number indicated in the notice and following the instructions. These stockholders will need to have the control number that appears on their notice available when authorizing their vote. Beneficial stockholders who have received a paper copy of a proxy card or a voting instruction card by mail may submit proxies by telephone by calling the number on the card and following the instructions. These stockholders will need to have the control number that appears on their card available when authorizing their vote.

•

By Internet — Beneficial stockholders who received a Notice of Internet Availability may submit proxies over the Internet by following the instructions on the notice. Beneficial stockholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

•

By Mail — Stockholders who received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying pre-addressed envelope.

We will bear the cost of solicitation of proxies. In addition to the use of mails, proxies may be solicited by personal interview, telephone, facsimile, e-mail or otherwise, by our officers, directors and other employees. We have also retained the services of Georgeson Inc., an independent proxy solicitation firm, to assist in the solicitation of proxies. Georgeson will receive a fee of approximately $20,000 for its services and will be reimbursed for its out-of-pocket expenses. We also will request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 30, 2012

Electronic copies of our proxy statement and annual report are available at www.biomedrealty.com/11ar.

Voting

Holders of record of our common stock, $.01 par value per share, at the close of business on March 13, 2012 will be entitled to notice of and to vote at the annual meeting or any adjournments or postponements thereof.

As of March 13, 2012, 154,163,339 shares of our common stock were outstanding and represent our only securities entitled to vote at the annual meeting. Each share of our common stock is entitled to one vote. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting on any matter will constitute a quorum at the annual meeting. Directors are elected by a plurality of all of the votes cast. The ratification of the selection of KPMG LLP as our independent registered public accounting firm and the approval, on an advisory basis, of the compensation of the named executive officers as disclosed in this proxy statement require the affirmative vote of a majority of the votes cast on the proposal.

Votes cast by proxy or in person at the annual meeting will be counted by the person appointed by us to act as inspector of election for the annual meeting. The inspector of election will treat shares represented by proxies that reflect abstentions (or votes withheld) or include “broker non-votes” as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes refer to unvoted proxies submitted by brokers who are not able to vote on a proposal absent instructions from the applicable beneficial owner. With regard to the election of directors, ratification of the selection of KPMG LLP as our independent registered public accounting firm, and the advisory vote regarding the compensation of the named executive officers as disclosed in this proxy statement, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote.

No person is authorized to make any representation with respect to the matters described in this proxy statement other than those contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by us or any other person.

If you have any questions or need any assistance in voting your shares of our common stock, please contact our proxy solicitor:

Georgeson Inc.

199 Water Street, 26th Floor

New York, NY 10038

(800) 509-0917 (Toll Free)

Banks and Brokerages please call:

(212) 440-9800

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors has nominated and recommends for election as directors the seven individuals named herein to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify. All of the nominees are presently directors of BioMed, and following the annual meeting there will be no vacancies on the board. Directors are elected by a plurality of all of the votes cast at the annual meeting. Cumulative voting is not permitted. If any of the nominees should be unable to serve or should decline to do so, the discretionary authority provided in the proxy will be exercised by the proxy holders to vote for a substitute or substitutes nominated by the board of directors, or the board of directors, on the recommendation of the nominating and corporate governance committee, may reduce the size of the board and number of nominees. The board of directors does not believe at this time that any substitute nominee or nominees will be required. There are no family relationships between any of our directors or executive officers. We believe that all of our current board members possess the professional and personal qualifications necessary for board service, and have highlighted particularly noteworthy attributes for each board member in the individual biographies below.

Information Regarding Nominees

The table below indicates the name, position with BioMed and age of each nominee for director as of March 13, 2012:

Name	Position	Age
Alan D. Gold	Chairman and Chief Executive Officer	51
Gary A. Kreitzer	Director, Executive Vice President and General Counsel	57
Barbara R. Cambon	Director	58
Edward A. Dennis, Ph.D.	Director	70
Richard I. Gilchrist	Director	66
Theodore D. Roth	Director	60
M. Faye Wilson	Director	74

Each of our directors possesses individual attributes that strengthen the board’s collective qualifications, skills and experience. The table below describes the particular skills of each director that contribute to our board’s collective ability to effectively manage the company.

Alan D. Gold Chairman and Chief Executive Officer since 2004

Demonstrated leadership skills, extensive experience in effectively managing life science real estate companies and deep understanding of the life science real estate industry

Industry experience:

•  Our Chairman and Chief Executive Officer since our formation in 2004

•  Our President from 2004 until December 2008

•  Chairman, President and Chief Executive Officer of our privately-held predecessor, Bernardo Property Advisors, Inc., from August 1998 until August 2004

•  Co-founder, President and director of Alexandria Real Estate Equities, Inc., a publicly traded real estate investment trust, or REIT, specializing in acquiring and managing laboratory properties for lease to the life science industry, from its predecessor’s inception in 1994 until he resigned as President in August 1998 and as a director at the end of 1998

•  Managing partner of Gold Stone Real Estate Finance and Investments, a partnership engaged in the real estate and mortgage business, from 1989 to 1994

•  Assistant Vice President of Commercial Real Estate for Northland Financial Company, a full service commercial property mortgage banker, from 1989 to 1990

•  Real Estate Investment Officer — Commercial Real Estate for John Burnham Company, a regional full service real estate company, from 1985 to 1989

Board experience:

•  Current director and member of the audit committee of American Assets Trust, Inc., a publicly traded REIT

Education:

•  Bachelor of Science Degree in Business Administration from San Diego State University

•  Master of Business Administration from San Diego State University

Gary A. Kreitzer Director, Executive Vice President and General Counsel since 2004

Demonstrated ability to effectively develop and execute strategies for life science real estate companies and deep understanding of the life science real estate industry

Industry experience:

•  Executive Vice President, General Counsel and director since our formation in 2004

•  Executive Vice President, General Counsel and director of our privately-held predecessor, Bernardo Property Advisors, Inc., from December 1998 until August 2004

•  Co-founder, Senior Vice President and In-House Counsel of Alexandria Real Estate Equities, Inc. from its predecessor’s inception in 1994 until December 1998

•  In-House Counsel and Vice President for Seawest Energy Corporation, an alternative energy facilities development company, from 1990 to 1994

•  In-House Counsel, Secretary and Vice President for the Christiana Companies, Inc., a publicly traded investment and real estate development company, from 1982 to 1989

Education / other:

•  Bachelor of Arts Degree in Economics from the University of California, San Diego

•  Juris Doctor Degree, with honors, from the University of San Francisco

•  Member of the California State Bar and the American Bar Association

Barbara R. Cambon Director since 2004 Member, Audit Committee Member, Compensation Committee

Knowledge and experience in institutional real estate investing and key aspects of real estate operations, strategic planning, finance and REIT management

Industry experience:

•  Real estate advisor and independent consultant since October 2002

•  Principal of Colony Capital, LLC, a private real estate investment firm, from November 1999 to October 2002, and Chief Operating Officer from April 2000 until October 2002

•  President and founder of Institutional Property Consultants, Inc., a real estate consulting company, from 1985 to October 1999

Board experience:

•  Current director, member of the audit committee and chair of the conflicts committee of each of KBS Real Estate Investment Trust, Inc., KBS Real Estate Investment Trust II, Inc. and KBS Real Estate Investment Trust III, Inc.

Education:

•  Bachelor of Science Degree in Education from the University of Delaware

•  Master of Business Administration with an emphasis in real estate and finance from Southern Methodist University

Edward A. Dennis, Ph.D. Director since 2004 Chair, Compensation Committee Member, Nominating & Corporate Governance Committee

Knowledge and experience in key aspects of research and development, laboratory utilization and design, and pharmaceutical and biotechnology products in the life science industry

Industry experience:

•  Distinguished Professor and former Chair of the Department of Chemistry and Biochemistry and Distinguished Professor of the Department of Pharmacology in the School of Medicine at the University of California, San Diego, having served as a faculty member since 1970

•  Visiting Professor at Harvard Medical School, Brandeis University, Université Pierre et Marie Curie and Collège de France, and Adjunct Professor at The Scripps Research Institute

•  Authored over 340 research articles and books and holds numerous life sciences patents

•  Co-founder of several privately-held life science companies

•  Governing boards of several professional organizations serving the life science industry

•  Extensive consulting and science advisory board experience in the life science industry

Board experience:

•  Director of Biocept, Inc. since 2008

•  Member of the Board of Trustees of The ResMed Foundation from 2002 to 2010 and January 2012 to present, having served as Treasurer since January 2012

•  Member of the University Council of Yale University since 2004

•  Member of the Board of Governors of the Yale University Alumni Association from 1997 to 2008, having served as Chair from 2004 to 2006

•  Director of The Keystone Symposia on Molecular and Cellular Biology from 1996 to 2008, having served as Chair and President from 1996 to 2004

•  Director of Alexis Corporation from 1995 to 2001

Education:

•  Bachelor of Arts Degree from Yale University

•  Master of Arts and Doctorate of Philosophy in Chemistry from Harvard University

•  Research Fellow at Harvard Medical School

•  Doctorate in Medicine (honorary) from Goethe University

Richard I. Gilchrist Director since 2007 Member, Audit Committee Member, Compensation Committee

Knowledge and experience in key aspects of the REIT industry, public company management, strategic planning, real estate operations and finance

Industry experience:

•  Senior Advisor of The Irvine Company, a privately held real estate investment company, with responsibility for acquisitions and investments, since July 2011

•  President of the Investment Properties Group of The Irvine Company from 2006 to 2011

•  Executive officer of various affiliates of The Irvine Company from 2006 to 2011

•  President and Co-Chief Executive Officer and on the board of directors of MPG Office Trust Inc. (formerly Maguire Properties, Inc.), a publicly held REIT, from 2002 to 2006

•  Chief Executive Officer and President of Commonwealth Atlantic Properties, a privately held REIT, from 1997 to 2001

Board experience:

•  Director of Ventas, Inc., a publicly traded REIT, since July 2011 and member of the compensation committee since December 2011

•  Director of various affiliates of The Irvine Company from 2006 to 2011

•  Director, chairman of the investment and risk assessment committee and member of the compensation committee of Nationwide Health Properties, Inc., a publicly traded REIT, from 2008 to 2011

•  Current member of the Whittier College Board of Trustees, and chairman from 2003 to 2011

•  Member of the Advisory Board of the University of California, Los Angeles Law School

•  Director of Commonwealth Atlantic Properties from 1997 to 2001

Education: • Bachelor of Arts Degree from Whittier College • Juris Doctor Degree from University of California, Los Angeles Law School

Theodore D. Roth Director since 2004 Chair, Nominating & Corporate Governance Committee

Knowledge and experience in key aspects of executive management, strategic planning and financing of growth companies in the life science industry

Industry experience:

•  President of Roth Capital Partners, LLC, an investment banking firm, since July 2010, and Managing Director from February 2003 to June 2010

•  President, Chief Operating Officer and other senior management positions at Alliance Pharmaceutical Corp. for over 15 years prior to joining Roth Capital Partners, LLC

Board experience:

•  Director of Targeson, Inc., a privately-held biotechnology company, since 2009

•  Director of Alliance Pharmaceutical from 1998 to 2009

•  Director of Orange 21 Inc. from 2005 to 2009

•  Member of the Iowa Wesleyan College Board of Trustees since 2010

Education:

•  Juris Doctor Degree from Washburn University

•  Master of Laws in Corporate and Commercial Law from the University of Missouri in Kansas City

M. Faye Wilson Director since 2005 Chair, Audit Committee Member, Nominating & Corporate Governance Committee

Knowledge and experience in key aspects of executive management, strategic planning, corporate governance, enterprise risk management, finance and accounting

Industry experience:

•  Chair of Wilson Boyles and Company LLC, a business management and strategic planning consulting firm, and principal since 2003

•  Senior officer of The Home Depot, Inc. from 1998 through 2002

•  Senior management roles at Bank of America Corporation from 1992 to 1998, including senior assignments in corporate finance in the United States and Europe, Chairman of Security Pacific Financial Services and Executive Vice President and Chief Credit Officer for Bank of America’s National Consumer Banking Group

Board experience:

•  Member of the Salk Institute Board of Trustees since 2010

•  Director of Farmers Insurance Group of Companies from 1993 through 2001

•  Director of Home Depot from 1992 through 2001

Education / other:

•  Undergraduate Degree from Duke University

•  Master’s Degree in International Relations from the University of Southern California

•  Master’s Degree in Business Administration from the University of Southern California

•  Became a certified public accountant in 1961

Information Regarding the Board

Board Independence

Our board of directors has determined that each of our current directors, except for Messrs. Gold and Kreitzer, has no material relationship with BioMed (either directly or as a partner, stockholder or officer of an organization that has a relationship with BioMed) and is “independent” within the meaning of our director independence standards, which reflect the New York Stock Exchange director independence standards, as currently in effect. Furthermore, our board of directors has determined that each of the members of each of the audit committee, the compensation committee and the nominating and corporate governance committee has no material relationship with BioMed (either directly or as a partner, stockholder or officer of an organization that has a relationship with BioMed) and is “independent” within the meaning of our director independence standards.

Board Meetings

Our board of directors held six meetings during fiscal 2011. No director attended fewer than 75% of the aggregate of the total number of meetings of our board of directors and the total number of meetings of committees of our board of directors on which he or she served during the period for which he or she was a director.

To ensure free and open discussion among the independent directors of the board, regularly scheduled executive sessions are held, at which only independent directors are present. The independent directors have nominated the chair of the nominating and corporate governance committee, currently Mr. Roth, to serve as presiding director at each executive session.

Committees of the Board

Our board of directors has three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee.

Audit Committee.    The audit committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The audit committee helps ensure the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm and the performance of our internal audit function and independent registered public accounting firm. The audit committee appoints, assists and meets with the independent registered public accounting firm, oversees each annual audit and quarterly review, establishes and maintains our internal audit controls and prepares the report that federal securities laws require be included in our annual proxy statement. Ms. Wilson is the chair and Ms. Cambon and Mr. Gilchrist serve as members of the audit committee. Our board of directors has determined that each of Ms. Wilson, Ms. Cambon and Mr. Gilchrist is an “audit committee financial expert” as defined by the Securities and Exchange Commission. In addition, our board of directors has determined that Ms. Cambon’s simultaneous service on our audit committee and the audit committees of three other public companies, which are affiliated with each other, does not impair her ability to effectively serve on our audit committee. The audit committee held four meetings in 2011.

Compensation Committee.    The compensation committee reviews and approves our compensation philosophy and the compensation and benefits of our executive officers and Section 16 officers; reviews and approves all executive officers’ employment agreements and severance arrangements; administers and makes recommendations to our board of directors regarding our compensation and stock incentive plans; reviews and approves policies concerning perquisite benefits, policies regarding compensation paid to our executive officers in excess of limits deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and policies with respect to change of control and “parachute” payments; and reviews the compensation discussion and analysis included in our proxy statement and produces an annual report on executive compensation for inclusion in our proxy statement. Dr. Dennis is the chair and Ms. Cambon and Mr. Gilchrist serve as members of the compensation committee. The compensation committee held nine meetings in 2011.

Nominating and Corporate Governance Committee.    The nominating and corporate governance committee develops and recommends to our board of directors a set of corporate governance principles, adopts a code of ethics, adopts policies with respect to conflicts of interest, monitors our compliance with corporate governance requirements of state and federal law and the rules and regulations of the New York Stock Exchange, establishes criteria for prospective members of our board of directors, conducts candidate searches and interviews, oversees and evaluates our board of directors and management, evaluates from time to time the appropriate size and composition of our board of directors, recommends, as appropriate, increases, decreases and changes in the composition of our board of directors and recommends to our board of directors the slate of directors to be elected at each annual meeting of our stockholders. Mr. Roth is the chair and Dr. Dennis and Ms. Wilson serve as members of the nominating and corporate governance committee. The nominating and corporate governance committee held two meetings in 2011.

Our board of directors has adopted charters for each of the audit committee, compensation committee and nominating and corporate governance committee. Each of the charters is available on our website at www.biomedrealty.com. The information contained on our website is not incorporated by reference into and does not form a part of this proxy statement.

Our board of directors may from time to time establish certain other committees to facilitate the management of BioMed.

Board Leadership Structure

Mr. Gold has served as our Chairman and Chief Executive Officer since our formation in 2004. Our board of directors is comprised of Mr. Gold, Mr. Kreitzer, our Executive Vice President and General Counsel, and five independent directors. Our board has three standing independent committees with separate chairs — the audit, compensation, and nominating and corporate governance committees.

Our board of directors possesses considerable business experience and understanding of our company, including the opportunities and risks that we face. Our board of directors believes that our Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development and execution. Our independent directors bring experience, oversight and expertise from outside the company and across various disciplines, including real estate, finance, life science, public company management and academics, while our Chief Executive Officer brings extensive company-specific and life science real estate experience and expertise. Our board of directors believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates the flow of information between management and our board, which are essential to effective governance and success in achieving business goals.

One of the key responsibilities of our board of directors is to oversee development of strategic direction and hold management accountable for the execution of strategy once it is developed. Our board of directors believes the combined role of Chairman and Chief Executive Officer, in combination with our five independent directors comprising a large majority of the board, is in the best interest of our company because it provides the appropriate balance between strategy development and independent oversight of management.

Our board of directors has not appointed a lead independent director. Our board believes that the current board leadership structure, with a large majority of independent directors, each of whom has a different perspective and role in discussions based on his or her experience across various disciplines as described above, with active participation by independent directors in chairing and serving on board committees, and with complete and open lines of communication and access to the Chairman and Chief Executive Officer and other members of management, is operating effectively to foster productive, timely and efficient communications among the independent directors and management. However, our board of directors will continue to evaluate the company’s leadership structure and may determine to appoint a lead independent director in the future.

Board’s Role in Risk Oversight

Our board of directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term corporate performance and enhance stockholder value. As such, our board, as a whole and at the committee level, focuses on the company’s general risk management strategy, the most significant risks facing the company, and the implementation of risk mitigation strategies by management.

As a part of this process, our board regularly receives reports from members of senior management on areas of material risk to the company, including operational, financial, legal and regulatory, strategic and reputational risks, as well as general updates on the company’s financial position, budgets, financing activities, results of operations, tenants, leasing and development activities and other department-specific activities.

In addition, the board’s committees are responsible for reviewing risk management strategies in certain areas. The compensation committee is responsible for reviewing the management of risks relating to the company’s compensation plans and arrangements. The audit committee reviews management of financial risks, including risks associated with financial accounting and audits and internal control over financial reporting. The nominating and corporate governance committee reviews risks associated with the independence of our board of directors, adherence to corporate governance standards, and management development and leadership succession policies and programs. While each committee is responsible for evaluating certain risks, our entire board of directors is regularly informed through committee reports about such risks, including when a matter rises to the level of a material or enterprise level risk. This process enables our board and its committees to coordinate the risk oversight role, particularly with respect to the interrelationship of risks.

Our management is responsible for day-to-day risk management. Our accounting, legal and internal audit functions serve as the primary monitoring divisions for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for our ongoing business. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels, and working with the board or its committees as necessary to design and implement risk management strategies.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing BioMed and that our board leadership structure supports this approach.

Compensation Committee Interlocks and Insider Participation

There were no insider participations or compensation committee interlocks among the members of the committee during fiscal year 2011. At all times during fiscal year 2011, the compensation committee was comprised solely of independent, non-employee directors.

Director Qualifications

The nominating and corporate governance committee has not set minimum qualifications for board nominees. However, pursuant to its charter, in identifying candidates to recommend for election to the board, the nominating and corporate governance committee considers the following criteria: (1) personal and professional integrity, ethics and values, (2) experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment, (3) experience in our industry and with relevant social policy concerns, (4) diversity of experience, profession and background, both on an individual level and in relation to the board as a whole, (5) experience as a board member of another publicly held company, (6) academic expertise in an area of our operations and (7) practical and mature business judgment, including ability to make independent analytical inquiries. Our board of directors evaluates each individual in the context of our board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the nominating and corporate governance committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the board. Nominees are not evaluated on the basis of race, gender, religion, national origin, sexual orientation, disability or any other basis prohibited by law. Our directors, qualification criteria and the effectiveness of our nomination policies are reviewed annually by the nominating and corporate governance committee.

Identifying and Evaluating Nominees for Directors

The nominating and corporate governance committee identifies nominees by first evaluating the current members of our board willing to continue in service. Current members with qualifications and skills that are consistent with the nominating and corporate governance committee’s criteria for board service are re-nominated. As to new candidates, the nominating and corporate governance committee will generally poll board members and members of management for their recommendations. The nominating and corporate governance committee may also hire a search firm if deemed appropriate to identify and perform background due diligence on potential candidates. An initial slate of candidates will be presented to the chair of the nominating and corporate governance committee, who will then make an initial determination as to the qualification and fit of each candidate. Candidates will be interviewed by the Chief Executive Officer and independent board members. The nominating and corporate governance committee will then approve final director candidates and, after review and deliberation of all feedback and data, will make its recommendation to our board of directors. Recommendations received from stockholders will be considered and processed and are subject to the same criteria as are candidates nominated by the nominating and corporate governance committee.

The foregoing notwithstanding, if we are legally required by contract or otherwise to permit a third party to designate one or more of the directors to be elected or appointed (for example, pursuant to articles supplementary designating the rights of a class of preferred stock to elect one or more directors upon a dividend default), then the nomination or appointment of such directors shall be governed by such requirements.

Each of the nominees for election as director at the annual meeting is recommended by the nominating and corporate governance committee to stand for reelection.

Stockholder Recommendations for Director Nominees

The nominating and corporate governance committee’s policy is to consider candidates recommended by stockholders. The stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our board of directors and how the candidate satisfies the board’s criteria. The stockholder must also provide such other information about the candidate as would be required by the Securities and Exchange Commission rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. The stockholder must submit proof of BioMed stockholdings. All communications are to be directed to the chair of the nominating and corporate governance committee, c/o BioMed Realty Trust, Inc., 17190 Bernardo Center Drive, San Diego, California 92128, Attention: Secretary. For any annual meeting, recommendations received after 120 days prior to the anniversary of the date of the proxy statement for the prior year’s annual meeting will likely not be considered timely for consideration by the nominating and corporate governance committee for that annual meeting.

Compensation of Directors

In 2011, each of our directors who was not an employee of our company or our subsidiaries received an annual fee of $35,000 for service as a director. The chair of the audit committee received an additional $15,000 annual fee and each non-employee director who chaired any other committee of the board of directors received an additional $10,000 annual fee for each committee chaired. In addition, each non-employee director received a fee of $1,500 for each board of directors meeting attended in person or by telephone, a fee of $1,500 for each audit committee meeting attended in person or by telephone, and a fee of $1,000 for each other committee meeting attended in person or by telephone. Non-employee directors received fees for attending committee meetings whether or not a meeting of the board of directors was held on the same day. Non-employee directors were also reimbursed for reasonable expenses incurred to attend board of directors and committee meetings. Directors who were employees of BioMed or its subsidiaries did not receive compensation for their service as directors.

Our non-employee directors also receive automatic grants of restricted stock under our 2004 Incentive Award Plan on the date of each annual meeting of stockholders equal in value to $60,000, based on the closing price of our common stock on the date of such grant and rounded to the nearest whole share. On the date of the 2011 annual meeting of stockholders, each non-employee director was granted 3,017 shares of restricted stock. The restricted stock granted to non-employee directors vests one year from the date of grant.

The table below summarizes the compensation paid by the company to non-employee directors for the fiscal year ended December 31, 2011.

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	All Other Compensation(3)	Total
Barbara R. Cambon	$59,000	$60,008	$2,602	$121,610
Edward A. Dennis, Ph.D.	65,000	60,008	2,602	127,610
Richard I. Gilchrist	59,000	60,008	2,602	121,610
Theodore D. Roth	56,000	60,008	2,602	118,610
M. Faye Wilson	66,500	60,008	2,602	129,110

(1)

Alan D. Gold, our Chairman and Chief Executive Officer, and Gary A. Kreitzer, our Executive Vice President and General Counsel, are not included in this table because they are employees and thus receive no compensation for their services as directors. The compensation received by Messrs. Gold and Kreitzer as employees is shown in the Summary Compensation Table.

(2)

Represents the grant date fair value of restricted stock awarded in 2011 based on the closing price of our common stock on the date of such grants, as determined in accordance with Accounting Standards Codification Topic 718, Stock Compensation, or ASC Topic 718. During 2011, each of our independent directors was granted 3,017 shares of restricted stock. The shares vest one year from the date of grant, and represent the only unvested shares of restricted stock held by our non-employee directors at December 31, 2011.

(3)

All other compensation represents dividends paid on unvested restricted stock, and excludes dividends paid on vested restricted stock. Dividends are paid on the entirety of the restricted stock grants, including the unvested portion, from the date of the grant.

Stock Ownership Guidelines for Non-Employee Directors

In August 2010, our board of directors adopted stock ownership guidelines for the company’s non-employee directors. Under the guidelines, each non-employee director is expected to, within five years of the later of August 25, 2010 or the date on which such person is appointed to the board, own shares of the company’s common stock or securities convertible or exchangeable into shares of the company’s common stock with a market value of no less than five times his or her current annual cash retainer for serving as a member of the board of directors, exclusive of chairperson, committee or meeting fees. Each non-employee director was in compliance with the stock ownership guidelines for the year ended December 31, 2011. Stock ownership guidelines for our executive officers, including Messrs. Gold and Kreitzer, are described below under “Executive Compensation and Other Information — Compensation Discussion and Analysis — Stock Ownership Guidelines for Executive Officers.” The table below shows each non-employee director’s equity ownership in the company as a multiple of his or her cash retainer and the minimum ownership level required pursuant to these guidelines for each of our non-employee directors as of December 31, 2011:

Non-Employee Director	Dollar Value of Equity Ownership as a Multiple of Cash Retainer(1)	Minimum Ownership Level Required as a Multiple of Cash Retainer
Barbara R. Cambon	10.7x	5.0x
Edward A. Dennis, Ph.D.	12.0x	5.0x
Richard I. Gilchrist	6.6x	5.0x
Theodore D. Roth	10.2x	5.0x
M. Faye Wilson	10.7x	5.0x

(1)	Calculated by multiplying the aggregate number of shares of common stock held by each non-employee director by the closing price of $18.08 per share of our common stock on December 30, 2011.

Policy Governing Stockholder Communications with the Board of Directors

Our board of directors welcomes communications from our stockholders. Any stockholder or other interested party who wishes to communicate with the board or one or more members of the board should do so in writing in care of the General Counsel of BioMed, at our principal office, 17190 Bernardo Center Drive, San Diego, California 92128. The General Counsel is directed to forward each appropriate communication to the director or directors for whom it is intended.

Policy Governing Director Attendance at Annual Meetings of Stockholders

We encourage, but do not require, our board members to attend the annual meeting of stockholders. All of our directors attended our 2011 annual meeting of stockholders, which was held on May 25, 2011.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

We have adopted a Code of Business Conduct and Ethics that applies to our officers, employees, agents and directors. In addition, our board of directors has adopted Corporate Governance Guidelines to assist the board in the exercise of its responsibilities and to serve the interests of BioMed and its stockholders. The Code of Business Conduct and Ethics and Corporate Governance Guidelines are posted on our website at www.biomedrealty.com.

Recommendation of the Board of Directors

Our board of directors recommends that stockholders vote FOR each of the nominees set forth above.

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PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2012, and our board of directors has directed that management submit the selection of the independent registered public accounting firm for ratification by our stockholders at the annual meeting. KPMG LLP has audited our financial statements since our inception in 2004. Representatives of KPMG LLP are expected to be present at the annual meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board of directors is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm and may decide to retain the firm, even in the absence of stockholder ratification. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the company.

The affirmative vote of a majority of the votes cast on the proposal at the annual meeting is required for the ratification of the selection of KPMG LLP as our independent registered public accounting firm.

Recommendation of the Board of Directors

Our board of directors recommends that stockholders vote FOR the ratification of the selection of KPMG LLP as the company’s independent registered public accounting firm for the year ending December 31, 2012.

PROPOSAL 3

APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

In deciding how to vote on this proposal, our board of directors and the compensation committee urge you to specifically consider the significant changes related to our executive compensation program that were recently instituted as a result of our compensation committee’s extensive re-evaluation of the program and feedback from our stockholders, which are more fully described in the Compensation Discussion and Analysis section of this proxy statement beginning on page 21.

At our 2011 annual meeting of stockholders, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, the company submitted non-binding advisory votes to our stockholders to (1) approve the compensation of the company’s named executive officers (the “say-on-pay” proposal) and (2) determine the frequency of the advisory stockholder vote to approve the compensation of the company’s named executive officers.

At that meeting 54% of the stockholders voting on the company’s say-on-pay proposal (constituting 49% of our total outstanding shares entitled to vote at the annual meeting) voted against the proposal. The compensation committee carefully considered the fact that less than a majority of the votes cast were voted in favor of the proposal. In response, our compensation committee undertook and completed an extensive re-evaluation of our executive compensation philosophy and compensation program. The process and results of that re-evaluation are described in detail in the Compensation Discussion and Analysis.

In addition, a majority of the votes cast at the 2011 annual meeting of stockholders were voted in favor of holding the advisory vote on executive compensation on an annual basis and, in accordance with this stockholder preference, our board of directors determined that advisory votes on executive compensation will be held on an annual basis.

Although this vote on executive compensation is non-binding, our compensation committee and board of directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions, as was the case in considering last year’s say-on-pay voting results.

It is our goal to link executive pay to company and individual performance in a meaningful way. During 2011, the compensation committee made the following significant changes to our executive compensation program to provide a stronger formulaic link between our named executive officers’ compensation and the achievement of specific, objectively measurable goals:

•	Established a formulaic annual bonus program, under which each executive’s annual bonus is tied to achievement of predetermined “threshold,” “target,” and “maximum” performance goals.

•

Modified the long-term equity incentive award program for our executives such that at least 50% of awards will be in the form of performance units, the number and value of which, if any, will be paid out entirely based on the company’s total stockholder return performance relative to its peer group over a multi-year performance period.

•	Terminated all employment agreements, including

•	eliminating tax-gross ups for “excess parachute payments,”

•	eliminating automatic annual base salary increases,

•	eliminating minimum annual cash bonuses, and

•	eliminating payments to executives for auto allowances.

•	Adopted a clawback policy, anti-hedging policy and post-vesting stock retention guidelines.

At the same time, our company, under the leadership of our management team, continued to deliver strong results in 2011, highlighted by the following achievements:

•	Top Line Growth: Increased total revenues 13.8% to $439.7 million from $386.4 million in 2010.

•

Bottom Line Growth:    Generated adjusted funds from operations for the year of $167.7 million ($1.14 per diluted share), as compared to $131.4 million ($1.03 per diluted share) in 2010, an increase of 11% per diluted share.

•

Leasing Execution Well in Excess of Goal:    Executed 87 leasing transactions representing approximately 1.6 million square feet, including 2.0 million square feet over the five quarters ended December 31, 2011, which was 165% of the company’s originally disclosed goal.

•

Selective Growth through Acquisitions:    Acquired eight new properties for a total investment of $431.2 million, increasing the company’s gross assets year-over-year by 13.5% to $4.9 billion at year-end.

•

Further Enhancement of Liquidity Position and Balance Sheet:    Expanded and extended the company’s unsecured line of credit, raised $400 million through a five-year fixed rate debt yielding 3.99% to maturity, and raised approximately $399.6 million in net proceeds through a follow-on equity offering.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask that our stockholders vote “FOR” the following resolution:

“RESOLVED, that BioMed’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in BioMed’s Proxy Statement for the 2012 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure.”

Approval of the advisory vote regarding the compensation of the named executive officers described in this proposal 3 requires the affirmative vote of a majority of the votes cast on the proposal.

Recommendation of the Board of Directors

Our board of directors recommends that stockholders vote FOR the approval of the compensation of the named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 13, 2012, except as otherwise set forth in the footnotes to the table, the beneficial ownership of shares of our common stock and shares of common stock into which units of limited partnership in our operating partnership, BioMed Realty, L.P., a Maryland limited partnership of which we are the sole general partner, are exchangeable for (1) each person who is the beneficial owner of 5% or more of our outstanding common stock, (2) each executive officer named in the Summary Compensation Table below (the “named executive officers”), (3) each director and nominee for director and (4) executive officers and directors as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person, except as otherwise set forth in the footnotes to the table. The extent to which a person holds operating partnership units as opposed to shares of common stock is set forth in the footnotes below. Unless otherwise indicated, the address of each named person is c/o BioMed Realty Trust, Inc., 17190 Bernardo Center Drive, San Diego, California 92128. We are not aware of any arrangements, including any pledge of our common stock, that could result in a change in control of the company.

Name and Address	Number of Shares of Common Stock and Units Beneficially Owned(1)	Percentage of Shares of Common Stock Beneficially Owned(2)	Percentage of Shares of Common Stock and Units Beneficially Owned(2)(3)
Alan D. Gold(4)	1,759,447	*	1.1%
R. Kent Griffin, Jr.(5)	387,974	*	*
Gary A. Kreitzer(6)	968,826	*	*
Matthew G. McDevitt(7)	264,816	*	*
Greg N. Lubushkin(8)	93,387	*	*
Barbara R. Cambon(9)	20,788	*	*
Edward A. Dennis, Ph.D.(9)	23,288	*	*
Richard I. Gilchrist(9)	12,788	*	*
Theodore D. Roth(9)(10)	19,788	*	*
M. Faye Wilson(9)	20,788	*	*
BlackRock, Inc.(11)	16,681,240	10.8%	10.8
The Vanguard Group, Inc.(12)	16,334,456	10.6	10.6
Cohen & Steers, Inc.(13)	14,252,424	9.2	9.2
LaSalle Investment Management (Securities), L.P.(14)	8,590,957	5.6	5.6
All executive officers and directors as a group (10 persons)	3,571,890	*	2.3

*	Less than 1%.

(1)	Amounts assume that all units are exchanged for shares of our common stock.

(2)	Based on a total of 154,163,339 shares of our common stock outstanding as of March 13, 2012.

(3)

Based on a total of 2,593,538 limited partnership units and 362,970 LTIP units outstanding as of March 13, 2012, which may be exchanged for cash or shares of our common stock under certain circumstances. The total number of shares of common stock and units outstanding used in calculating these percentages assumes that none of the units held by other persons are exchanged for shares of our common stock.

(4)

Includes 1,041,742 limited partnership units, 90,200 LTIP units and 346,852 shares of restricted stock held by Mr. Gold directly. Also includes Mr. Gold’s interest in 179,038 limited partnership units held by entities in which Messrs. Gold and Kreitzer share voting and investment power.

(5)	Includes 188,619 shares of restricted stock and 43,209 LTIP units held by Mr. Griffin directly.

(6)

Includes 642,528 limited partnership units, 80,879 LTIP units and 3,319 shares of restricted stock held by Mr. Kreitzer directly, of which 424,069 limited partnership units are pledged as security for a non-purpose loan. Also includes 80,000 limited partnership units held by Ventanas Del Mar, L.P., over which Mr. Kreitzer has sole voting and investment power, and includes Mr. Kreitzer’s interest in 109,715 limited partnership units held by entities in which Messrs. Gold and Kreitzer share voting and investment power.

(7)	Includes 76,346 LTIP units and 128,816 shares of restricted stock held by Mr. McDevitt directly.

(8)	Includes 2,640 LTIP units and 63,348 shares of restricted stock held by Mr. Lubushkin directly. 10,145 shares of common stock are held in a margin account.

(9)	Includes 3,017 shares of restricted stock.

(10)	Includes 11,271 shares of common stock held in a margin account.

(11)

Includes shares beneficially owned by the following subsidiaries of BlackRock, Inc.: BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock Fund Managers Limited, BlackRock Asset Management Ireland Limited and BlackRock International Limited. BlackRock, Inc.’s address is 40 East 52nd Street, New York, New York 10022. The foregoing information is based on BlackRock, Inc.’s Schedule 13G/A filed with the Securities and Exchange Commission on January 10, 2012.

(12)

Includes 235,362 shares beneficially owned by Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares. Also includes 8,525,075 shares beneficially owned by Vanguard Specialized Funds — Vanguard REIT Index Fund. Vanguard Specialized Funds — Vanguard REIT Index Fund has sole voting power over these shares. The Vanguard Group, Inc.’s address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The foregoing information is based on The Vanguard Group, Inc.’s Schedule 13G/A and Vanguard Specialized Funds — Vanguard REIT Index Fund’s Schedule 13G/A, filed with the Securities and Exchange Commission on February 9, 2012 and January 27, 2012, respectively.

(13)

Includes 13,951,667 shares beneficially owned by Cohen & Steers Capital Management, Inc. and 300,757 shares beneficially owned by Cohen & Steers Europe S.A. Cohen & Steers, Inc. holds a 100% interest in Cohen & Steers Capital Management, Inc., an investment adviser. Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. together hold a 100% interest in Cohen & Steers Europe, S.A., an investment adviser. Cohen & Steers, Inc.’s address is 280 Park Avenue, 10th Floor, New York, New York 10017. The foregoing information is based on Cohen & Steers, Inc.’s Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2012.

(14)

Includes shares beneficially owned by LaSalle Investment Management (Securities), L.P. and LaSalle Investment Management, Inc. as a group. Each of LaSalle Investment Management (Securities), L.P. and LaSalle Investment Management, Inc. is an investment adviser. LaSalle Investment Management (Securities), L.P.’s address is 100 East Pratt Street, Baltimore, Maryland 21202, and LaSalle Investment Management, Inc.’s address is 200 East Randolph Drive, Chicago, Illinois 60601. The foregoing information is based on LaSalle Investment Management (Securities), L.P.’s Schedule 13G filed with the Securities and Exchange Commission on February 10, 2012.

EXECUTIVE OFFICERS

Our executive officers and their ages as of March 13, 2012 are as follows:

Name	Position	Age
Alan D. Gold	Chairman and Chief Executive Officer	51
R. Kent Griffin, Jr.	President and Chief Operating Officer	42
Gary A. Kreitzer	Executive Vice President and General Counsel	57
Matthew G. McDevitt	Executive Vice President, Real Estate	46
Greg N. Lubushkin	Chief Financial Officer	59

Biographical information for Messrs. Griffin, McDevitt and Lubushkin is set forth in the summary table below. Biographical information with respect to Messrs. Gold and Kreitzer is set forth above under “Election of Directors — Information Regarding Nominees.”

R. Kent Griffin, Jr. President and Chief Operating Officer

Industry experience:

•  Our President and Chief Operating Officer since December 2008

•  Our Chief Financial Officer from 2006 to 2010

•  Senior Vice President, Real Estate Investment Banking Group, Raymond James & Associates, Inc., from 2003 to 2006, where he was responsible for advising real estate clients on public and private equity and debt issuances, mergers and acquisitions, and other services

•  Global Real Estate Investment Banking Group, JP Morgan (New York and San Francisco offices)

•  Real Estate Service Group, Arthur Andersen LLP, where he was responsible for a range of audit and advisory services as a certified public accountant

Education / memberships:

•  Bachelor of Science Degree in Business and Accountancy from Wake Forest University

•  Master of Business Administration from University of North Carolina

•  Member of the National Association of Real Estate Investment Trusts

Matthew G. McDevitt Executive Vice President, Real Estate

Industry experience:

•  Our Executive Vice President, Real Estate since February 2010

•  Our Executive Vice President, Acquisitions and Leasing from 2008 to 2010

•  Our Regional Executive Vice President from 2006 to 2008

•  Our Vice President, Acquisitions from 2004 to 2006

•  President and founder, McDevitt Real Estate Services, Inc., a full service real estate provider focusing on the life science industry, from 1997 to 2004

•  Commercial real estate broker in Washington, D.C. metropolitan area for over ten years

Education:

•  Bachelor of Arts Degree in Business from Gettysburg College

Greg N. Lubushkin Chief Financial Officer

Industry experience:

•  Our Chief Financial Officer since May 2010

•  Our Vice President, Chief Accounting Officer from 2007 to 2010

•  Chief Accounting Officer, ECC Capital Corporation, a publicly traded mortgage REIT that invested in residential mortgage loans, from 2004 to 2007

•  Audit partner, PricewaterhouseCoopers LLP, a public accounting firm, from 1988 to 2004

•  Staff member, PricewaterhouseCoopers LLP, a public accounting firm, from 1977 to 1988

Education / memberships:

•  Bachelor of Science Degree in Business Administration, emphasis in Accounting and Finance, from the University of California at Berkeley

•  American Institute of Certified Public Accountants

•  California Society of Certified Public Accountants

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes the overriding principles of our executive compensation program, how our compensation committee applied those principles in determining the compensation of our named executive officers for 2011, and the significant changes to our executive compensation program implemented by our compensation committee for 2011 and future years. Our named executive officers for 2011 include:

•	Alan D. Gold, our Chairman and Chief Executive Officer,

•	Kent Griffin, our President and Chief Operating Officer,

•	Gary A. Kreitzer, our Executive Vice President and General Counsel,

•	Matthew G. McDevitt, our Executive Vice President, Real Estate, and

•	Greg N. Lubushkin, our Chief Financial Officer.

Executive Summary

It is our goal to link executive pay to company and individual performance in a meaningful way. For these purposes, company performance may be measured in many ways. While we strongly believe that our historical compensation program has been consistent with our objectives of attracting, motivating and retaining high-quality executives, promoting accountability to deliver on our business objectives, and enhancing our long-term financial, operational and strategic performance, during 2011 we took significant steps towards further objectively linking executive compensation levels with the achievement of specific performance objectives identified by the compensation committee as the key financial, operational and strategic metrics for which our named executive officers are responsible.

Key Changes to Executive Compensation Program Since the 2011 Say on Pay Vote

At our 2011 annual meeting of stockholders, 54% of the stockholders voting on the company’s “say on pay” proposal (constituting 49% of the total outstanding shares entitled to vote at the annual meeting) voted against that proposal. In response to receiving less than a majority of the votes cast at the meeting, and as described in further detail below under “— Response to the 2011 Say on Pay Vote,” our compensation committee conducted an extensive re-evaluation of our executive compensation program. In addition, the compensation committee retained a new independent compensation consultant, Pearl Meyer & Partners, LLC (“PM&P”), to assist it with this process. As a result, the compensation committee made the following significant changes to our executive compensation program that establish a stronger formulaic link between our named executive officers’ compensation and the achievement of specific, objectively measurable goals:

Compensation Program or Practice	Prior Practice	Changes Implemented by the Compensation Committee	Addressed on Page(s)
Annual Bonus Plan	Annual bonus awards tied to achievement of corporate, business unit and individual goals, with actual payouts determined at the discretion of the compensation committee based on that performance without formulaic ties to pre-determined performance levels

Creation of formulaic annual bonus program effective for 2011:

•  An executive’s annual bonus is tied to five financial, operating and individual/strategic measures, with “threshold,” “target” and “maximum” performance levels corresponding to the executive’s bonus payout levels

•  Performance goals are determined in advance and actual performance relative to those goals determines the bonuses earned, limiting the use of discretion in annual bonus decisions

•  The five measures utilized for 2011 were:

•  Funds from operations (“FFO”) per diluted share

•  Leasing volume (square footage)

•  New investments (aggregate capital investment)

•  Leverage ratio (debt / total assets)

•  Strategic and individual measures

Although this new bonus program was adopted in January 2012, the foregoing methodology was applied retroactively to determine bonus payouts for our named executive officers for 2011 based on the performance goals and objectives established by the compensation committee in early 2011.

31-37

Long-Term Incentive Plan	Long-term equity incentive awards primarily consisting of restricted stock with service-based vesting

Commencing with the grants made in January 2012, long-term equity incentive awards are more directly tied to stockholder performance:

•  At least 50% of long-term equity incentive awards will be in the form of performance units, the number and value of which, if any, will be paid out based on the company’s total

38-40

Compensation Program or Practice	Prior Practice	Changes Implemented by the Compensation Committee	Addressed on Page(s)
Long-Term Incentive Plan (cont’d.)

stockholder return (“TSR”) performance relative to its peer group over a three-year period; and no dividends will be paid or accrued on the performance units prior to vesting or upon conversion

•  No more than 50% of long-term equity incentive awards will be in the form of restricted stock, which generally will vest over a four-year service period

			38-40
Employment Agreements	Executives were parties to employment agreements that contained certain employee-favorable provisions	Terminated employment agreements and replaced them with change in control and severance agreements	45-46
Tax Gross-Ups	Executives were entitled to tax gross-up payments to executives for “excess parachute payments”	Eliminated tax gross-up payments to executives for “excess parachute payments”	46
Automatic Salary Increases	Executives were entitled to automatic annual salary increases based on inflation	Eliminated automatic annual salary increases	45-46
Guaranteed Minimum Bonuses	Executives were entitled to minimum annual cash bonuses	Eliminated minimum annual cash bonuses	46
Auto Allowances	Executives were entitled to auto allowances	Eliminated payments to executives for auto allowances	46
Clawback Policy	None	Adopted a policy for clawing back incentive compensation of executive officers	41
Anti-Hedging Policy	None	Adopted an anti-hedging policy that will: • prohibit our executive officers and directors from engaging in any hedging transactions with respect to any company equity securities (vested or unvested) held by them, and • prohibit our executive officers and directors from pledging company equity securities to secure personal loans or other obligations, unless such equity securities are in excess of their required stock ownership levels	41

Compensation Program or Practice	Prior Practice	Changes Implemented by the Compensation Committee	Addressed on Page(s)
Post-Vesting Stock Retention Guidelines	None	Adopted post-vesting stock retention guidelines, which require executives to hold 50% of net after-tax shares issued upon the vesting of restricted stock or performance units until their required stock ownership levels are achieved	41
Compensation Consultant	The compensation committee had engaged the same independent compensation consultant since 2006	Retained a new independent compensation consultant, PM&P, to provide the compensation committee with a fresh point of view on current compensation best practices and peer group practices	28-29

In addition to these changes, which are described in greater detail below in this Compensation Discussion and Analysis, our compensation programs include the following “best practices” elements:

•	No “single trigger” severance payments — we have no agreements which allow for severance payments to be made solely on account of the occurrence of a change of control event.

•	No supplemental executive retirement plan — we do not have a supplemental executive retirement plan that provides extra benefits to our executive officers.

•

Peer group review — the peer group of companies used to benchmark executive compensation levels is carefully reviewed at least annually by our compensation committee with input from its independent compensation consultant. Changes to the peer group require compensation committee approval.

•	Compensation committee qualifications — our compensation committee is comprised solely of independent directors who possess extensive knowledge and experience in the REIT and life science industries.

•

Risk assessments of compensation programs — no less than annually, our compensation committee completes a risk assessment of the company’s executive and broad-based compensation programs to evaluate whether the programs drive behaviors that are within prudent risk management parameters.

•

Robust stock ownership guidelines — our executive officers and board of directors are subject to stock ownership guidelines, which for our Chief Executive Officer is equal to six times his current annual base salary.

2011 Company Results

The company performed strongly in 2011, highlighted by:

•	Increasing total revenues 13.8% to $439.7 million from $386.4 million in 2010.

•	Generating FFO for the year of $174.8 million ($1.19 per diluted share), as compared to $147.4 million ($1.16 per diluted share) in 2010.

•

Generating adjusted funds from operations (“AFFO”) for the year of $167.7 million ($1.14 per diluted share), as compared to $131.4 million ($1.03 per diluted share) in 2010, an increase of 11% per diluted share.

•

Executing 87 leasing transactions representing approximately 1.6 million square feet, including 2.0 million square feet over the five quarters ended December 31, 2011, which was 165% of the company’s originally disclosed goal.

•	Acquiring eight new properties for a total investment of $431.2 million, increasing the company’s gross assets year-over-year by 13.5% to $4.9 billion at year-end.

•	Further enhancing the company’s liquidity position and balance sheet by:

•	Expanding and extending the company’s unsecured line of credit.

•	Raising $400 million through a five-year fixed rate debt yielding 3.99% to maturity.

•	Raising approximately $399.6 million in net proceeds through a follow-on equity offering.

For discussions of FFO and AFFO and reconciliations of FFO and AFFO to net income available to common stockholders, calculated in accordance with generally accepted accounting principles (“GAAP”), refer to the company’s supplemental operating and financial data for the quarter ended December 31, 2011, furnished as Exhibit 99.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on February 9, 2012.

2011 Compensation Determinations

Executive compensation for 2011 aligned well with the objectives of our compensation philosophy:

•

Significant Majority of Executive Officer Pay Continues to Be “At-Risk” — long-term equity incentive awards and annual cash bonuses constituted a significant majority of our named executive officers’ total direct compensation in 2011 and were “at-risk” — tied to the achievement of corporate and individual performance objectives or share price performance:

•

Majority of Executive Officer Pay Continues to Be in Long-Term Equity Incentive Awards — we continued to deliver a majority of our named executive officers’ target total direct compensation in the form of long-term equity incentive awards, the ultimate value of which is entirely dependent on the company’s continued long-term success and stockholder return, further linking the interests of the named executive officers with those of our stockholders. Furthermore, as noted above, beginning with the long-term equity incentive awards granted in January 2012, at least 50% of long-term equity incentive awards are granted in the form of performance units deliverable based upon the achievement of specified share price performance. The charts below show the components of total direct compensation for our Chief Executive Officer and the aggregate components of total direct compensation for our other named executive officers determined for 2011:

The amounts shown above in both sets of charts reflect total direct compensation for 2011, calculated as the sum of 2011 annual base salaries, annual cash bonuses awarded in January 2012 for the 2011 performance year, and the value of the long-term equity incentive awards granted in January 2012, assuming “target” performance of median total stockholder return relative to the peer group over the applicable performance period with respect to the performance units. The actual value of the long-term equity incentive awards, however, will depend directly on the performance of our share price over the service period during which restricted common shares vest and whether the performance thresholds for any payouts for the performance units are met. The value realized by an executive for performance unit awards could be as little as zero, which would occur if our TSR over the performance measurement period fell below the threshold for any payout.

Strong Correlation between Five-Year Total Stockholder Return Performance and Chief Executive Officer Pay

Our cumulative five-year record reflects a strong correlation between our TSR and our Chief Executive Officer’s realized compensation during that period. The following graph shows the cumulative TSR, calculated on a dividends reinvested basis, for BioMed Realty Trust, Inc. from December 31, 2006 through December 31, 2011. The graph assumes $100 was invested in BioMed Realty Trust, Inc.’s common stock on December 31, 2006. The graph also includes total realized compensation for our Chief Executive Officer, which consists of base salary and annual incentive bonus determined for the year to which they relate, and the fair market values as of vesting of those equity awards that vested on the January 1 vesting date immediately following the referenced year (e.g., equity awards vesting on January 1, 2012 are included in 2011 total compensation).

Objectives of Our Executive Compensation Program

Our executive compensation program is designed to meet the following objectives:

•

to attract, retain and motivate executives with superior ability, experience and leadership capability by providing compensation that is competitive relative to the compensation paid to similarly situated executives of our peer companies,

•	to promote individual accountability to deliver on our business objectives based on achievement of performance goals, and

•	to enhance our long-term financial performance and position, and thus stockholder value, by significantly aligning the financial interests of our executives with those of our stockholders.

Response to the 2011 Say on Pay Vote

At our 2011 annual meeting of stockholders held on May 25, 2011, as required by Section 14A(a)(1) of the Exchange Act, our stockholders were presented an opportunity to vote on an advisory basis with respect to the compensation of our named executive officers. At the meeting, 54% of the stockholders voting on the company’s “say on pay” proposal (constituting 49% of our total outstanding shares entitled to vote at the annual meeting) voted against that proposal.

The compensation committee carefully considered the fact that less than a majority of the votes cast were voted in favor of this proposal. In response, our compensation committee undertook and completed an extensive re-evaluation of our executive compensation philosophy and compensation program.

As part of its evaluation process, the company solicited feedback from the company’s top 50 stockholders, representing over 90% of its total shares then outstanding, as well as the two prominent proxy advisory firms in order to better understand the reasons behind the votes against the say on pay proposal in 2011. The company solicited feedback from the proxy advisory firms because many of the stockholders indicated that they generally voted in accordance with or took into account the recommendations of the proxy advisory firms. Stockholders’ feedback indicated a wide range of preferred approaches to evaluating executive compensation, including some stockholders who favored a more discretionary approach. However, the more widely held view of stockholders indicated a preference that executive compensation be tied more formulaically to company performance, and that while a significant factor for company performance should include TSR, other operating and financial metrics also should be considered, which are relevant to the company’s long-term success and value creation for its stockholders.

As a result, the compensation committee made significant changes to our executive compensation program that establish a stronger formulaic link between our named executive officers’ compensation and the achievement of specific, objectively measurable goals, as outlined above under “— Executive Summary — Key Changes to Executive Compensation Program Since the 2011 Say on Pay Vote.”

Response to the 2011 Say on Frequency Vote

At the same annual meeting, as required by Section 14A(a)(2) of the Exchange Act, stockholders were presented with an opportunity to vote on an advisory basis whether the advisory vote with respect to executive compensation should occur every one, two or three years. A majority of the voting shares were voted in favor of holding the advisory vote on an annual basis and, in accordance with this stockholder preference, the board of directors determined that advisory votes will be held on an annual basis. Proposal No. 3 contains the resolution and supporting materials with respect to this year’s advisory vote on executive compensation.

Determination of Compensation

Our executive compensation program is administered under the direction of the compensation committee of the board of directors. The responsibilities of the compensation committee are more fully described under “Election of Directors — Information Regarding the Board — Committees of the Board — Compensation Committee.”

The compensation committee, with input from our independent compensation consultant, annually reviews and determines the total compensation to be paid to our executive officers. Our compensation committee focuses on a number of objectively quantifiable metrics to evaluate our company’s corporate performance, in addition to elements of individual and strategic performance, as discussed below under “2011 Compensation Determinations — Annual Cash Bonus Program for 2011.” Our compensation committee strongly believes that evaluation of our company’s corporate performance over a variety of operating, financial and strategic metrics is the best approach, taking into account the unique and highly specialized life science real estate niche in which we operate. While the compensation committee has historically taken TSR into consideration in its performance evaluation, it does not feel that this performance measure alone should determine executive compensation. TSR may be impacted by numerous macroeconomic factors, larger market movements and other events that are not tied to the operating performance, financial position or long-term success of the company. Furthermore, as discussed in more detail under the compensation committee’s Compensation Risk Analysis on page 43 of this proxy statement, the compensation committee believes the analysis of multiple factors besides TSR in evaluating company performance for purposes of determining executive compensation is prudent to encourage focus on the appropriate balance between achieving financial and non-financial goals over both the long- and short-term. Finally, in the course of the company’s discussions with its stockholders as further described under “— Response to the 2011 Say on Pay Vote,” the compensation committee determined that the company’s stockholders view TSR as an important factor, but one that should be considered among others.

Role of Management.    Mr. Gold, our Chief Executive Officer, makes recommendations and presents analyses to the compensation committee and independent compensation consultants retained by the compensation committee based on their requests. He also discusses with the compensation committee and these consultants:

•	the company’s and its peers’ performance,

•	the financial and other impacts of proposed compensation changes on our business,

•	peer group data, and

•

the performance of the other executives based on objective and quantifiable measures, including information on how he evaluates the other executives’ individual and business unit performances in the context of their performance goals.

Mr. Gold attends compensation committee meetings, but he does not attend the portion of compensation committee meetings intended to be held without members of management present, or any deliberations relating to his own compensation. When directed accordingly, Mr. Griffin, our President and Chief Operating Officer, also makes recommendations, presents analyses, provides information on the company’s and its peers’ performance, evaluates the financial implications of compensation committee actions under consideration, and provides related information.

Independent Compensation Consultants.    The compensation committee retained FPL Associates to provide executive compensation advisory services in 2011. Neither the compensation committee nor the company has any other professional relationship with FPL Associates, except that Ferguson Partners Ltd., an affiliate of FPL Associates, was also retained in connection with our identification and review of potential board candidates in 2007. FPL Associates provided data regarding market practices and trends in 2011, and provided advice in connection with the compensation committee’s year-end 2010 compensation review and determinations, including with respect to executive annual base salaries for 2011 and bonuses and long-term equity incentive awards determined in January 2011.

In October 2011, following the 2011 annual meeting, the compensation committee engaged PM&P as its new independent compensation consultant to assist with the compensation committee’s re-evaluation of the company’s overall executive compensation program and policies, the development of the company’s new executive compensation program and the compensation committee’s year-end 2011 compensation review and determinations utilizing the new executive compensation program. PM&P does not provide any other services to the company and consults with the company’s management only as necessary to obtain relevant compensation and performance data for the executives and the company as well as essential business information so that it can effectively support the compensation committee with appropriate competitive market information and relevant analyses.

PM&P provides a range of services to the compensation committee to support the compensation committee’s agenda and obligations, including providing legislative and regulatory updates, peer group compensation data so that the compensation committee can set compensation for executives in accordance with the company’s policies, advice on the structure and competitiveness of our compensation programs, and advice on the consistency of the company’s programs with the company’s executive compensation philosophy. PM&P attends compensation committee meetings, reviews compensation data and issues with the compensation committee, and participates in discussions regarding executive compensation issues, but does not determine or recommend the amount or form of compensation established.

Formulation of Peer Group.    The compensation committee compares our executive compensation program with compensation paid by a peer group consisting of real estate companies with which the company typically competes for executive talent, tenants and properties, with assets in an appropriate range for comparison to the company. In evaluating and selecting companies for inclusion in the peer group, the compensation committee targets companies with assets that are within an approximately 0.5x to 2.0x multiple compared to the company. However, companies with assets outside of these parameters may be included if there is a strong similarity in business focus. The compensation committee utilizes the latest available information for determining peer group asset sizes, which for its most recent compensation determinations included financial data taken from third quarter 2011 Securities and Exchange Commission filings. Financial data from 2011 year-end Securities and Exchange Commission filings is also included below for informational purposes, as it was available at the time of the preparation of the proxy statement. With input from the compensation committee’s independent compensation consultant and management, the compensation committee annually reviews the composition of the peer group and the criteria and data used in compiling the peer group list, and makes appropriate modifications to ensure that the comparisons performed with our peer group are appropriate and meaningful.

The 2011 peer group consisted of the companies listed below:

Company	Assets (in millions) (as of September 30, 2011)	Assets (in millions) (as of December 31, 2011)
Healthcare Realty Trust Incorporated	$ 2,488	$ 2,521
American Campus Communities, Inc.	2,705	3,009
Entertainment Properties Trust	2,726	2,734
DCT Industrial Trust Inc.	2,846	2,793
National Retail Properties, Inc.	3,146	3,434
Equity One, Inc.	3,339	3,219
Kilroy Realty Corporation	3,368	3,447
Corporate Office Properties Trust	3,965	3,868
BioMed Realty Trust, Inc.	4,029	4,429
Brandywine Realty Trust	4,704	4,558
Digital Realty Trust, Inc.	5,826	6,099
Douglas Emmett, Inc.	6,217	6,232
Alexandria Real Estate Equities, Inc.	6,456	6,574
Health Care REIT, Inc.	13,861	14,925
Boston Properties, Inc.	13,981	14,783
Ventas, Inc.	17,206	17,272
HCP, Inc.	17,439	17,408
75th Percentile	6,456	6,574
Median	4,029	4,429
25th Percentile	3,146	3,219
BioMed Realty Trust, Inc.’s Percentile	50%	50%
		Source: SNL Financial LC

Our compensation committee strongly believes that this peer group reflects the appropriate mix of “market niche” peers and companies with which we directly compete for talent, tenants and properties.

•

Talent: Our executive team’s experience and expertise in the life science real estate market is highly specialized, making it significantly more challenging to find comparable executives than for more generic property types (such as commercial office space and retail) and therefore appropriate that we include a representative group of “market niche” REITs in our peer group (e.g., Entertainment Properties Trust and Digital Realty Trust, Inc.).

•

Tenants and properties: Our compensation committee also includes peers, such as Alexandria Real Estate Equities, Inc., Boston Properties, Inc. and HCP, Inc., with whom we regularly compete in our property leasing and acquisition activities.

•

Additional considerations for inclusion: The compensation committee does not consider the methodology that each peer company employs in making compensation decisions as a factor in selecting the companies for inclusion in the peer group. Areas of business focus and size are important to the selection process, but are not determinative. Due to the limited number of direct peers specializing in the life science real estate product type, REITs focusing in other asset areas were included in the peer group.

Our compensation committee balances these considerations with achieving a “right-sized” and balanced peer group, where we fall at or near the median in total assets. As noted above, our total assets were $4.0 billion as of September 30, 2011, at the 50th percentile of our peer group. While the peer group includes several larger competitors, their inclusion does not significantly impact the benchmarking analysis because the compensation committee primarily targets the median compensation level of the peer group.

CubeSmart, PS Business Parks, Inc., Parkway Properties, Inc. and Washington Real Estate Investment Trust, members of our peer group for 2010, were removed from the peer group for 2011. These companies were removed because we generally do not directly compete with these companies for executive talent, tenants or properties, and in order to achieve a “right-sized” peer group where we are at the median in terms of asset size.

Use of Peer Group Data in Setting Executive Compensation.    The compensation committee seeks to attract, retain and motivate executives with superior ability, experience and leadership capability by providing compensation that is competitive relative to the compensation paid to similarly situated executives of our peer companies. For 2011, the compensation committee sought to determine target compensation levels in line with the following philosophical positioning:

•

Base Salary:    An executive officer’s annual base salary is intended to be generally competitive with the base salaries for executives with comparable roles at the peer companies, with adjustments as the compensation committee deems appropriate based on each executive’s responsibilities with the company. The percentile rankings for the executive officers’ 2011 base salaries relative to the company’s peer group are set forth in the table below under “— 2011 Compensation Determinations — Base Salaries for 2011.”

•

Annual Cash Bonus Opportunities:    The target bonus award opportunities for 2011 were determined by the compensation committee so that achievement of target performance levels would generally result in total cash compensation (base salary and target annual bonus awards) at or below the median total compensation levels for executives with comparable roles at the peer companies, and maximum bonus award opportunities were set at two times target bonus award opportunity levels. Mr. McDevitt’s compensation is an exception to this approach, however, as his target total cash compensation level exceeded the median of the company’s peers. This is because Mr. McDevitt possesses specialized skills and significant responsibilities at the company, which skills and responsibilities are not generally comparable to executives with similar positions at the peer group companies. The compensation committee believes that it is difficult to find comparable compensation information for Mr. McDevitt’s position. The percentile rankings for the executive officers’ 2011 target total cash compensation relative to the company’s peer group are set forth in the table below under “— 2011 Compensation Determinations — Annual Cash Bonus Program for 2011.”

•

Long-Term Incentives:    In determining the value of the long-term equity incentive awards to be granted to the named executive officers in early 2012, the compensation committee’s goal was to award long-term equity incentive awards with values such that (1) achievement of the “target” performance level for annual cash bonuses and 50% of maximum performance unit levels for performance-based long-term incentives would generally result in total direct compensation for Messrs. Gold, Griffin, McDevitt and Lubushkin consistent with median total compensation levels for executives with comparable roles at peer companies, (2) achievement of “maximum” performance levels for annual cash bonuses (with respect to all five performance measures) and maximum performance unit levels for performance-based long-term incentives would generally result in total direct compensation for Messrs. Gold, Griffin, McDevitt and Lubushkin at or above the 75th percentile of compensation levels for executives with comparable roles at peer companies and (3) achievement of “threshold” or lower performance levels for annual cash bonuses and performance-based long-term incentives would generally result in total direct compensation for Messrs. Gold, Griffin, McDevitt and Lubushkin at or below the 25th percentile of compensation levels for executives with comparable roles at peer companies. These values were then translated into the awards described below under “ — 2011 Compensation Determinations — Long-Term Incentives.”

2011 Compensation Determinations

Base Salaries for 2011

In connection with the annual compensation review in January 2011, the compensation committee approved the following increases to the annual base salaries of our executive officers, effective January 1, 2011, with the percentile rankings listed for the base salaries relative to executives with comparable roles at the peer companies:

Executive Officer	2010 Base Salary	2011 Base Salary	Percentage Change	2011 Base Salary Peer Ranking
Alan D. Gold	$685,000	$697,500	1.8%	44th percentile
Kent Griffin	438,000	446,000	1.8%	Below all peers
Gary A. Kreitzer	100,000	110,000	10.0%	N/A
Matthew G. McDevitt	390,000	397,250	1.9%	50th percentile
Greg N. Lubushkin	300,000	305,000	1.7%	13th percentile

Each of the executive officer’s base salary was increased for 2011 to approximate annual cost of living increases, with Mr. Kreitzer’s salary increased at a higher percentage because it is not regularly adjusted on an annual basis for cost of living increases and had not been increased since 2009.

Annual Cash Bonus Program for 2011

The methodology for determining annual cash bonuses for our named executive officers is designed to motivate and reward executives for their contributions to the company, based on pre-determined performance objectives established at the beginning of each fiscal year.

At the beginning of each future fiscal year, each named executive officer will be assigned minimum, target and maximum potential bonus amounts. The actual bonus amount awarded for each executive is determined based on that executive’s achievement of certain financial, operating and individual/strategic measures determined at the beginning of the fiscal year.

For the 2011 performance period, the minimum, target and maximum potential bonus amounts for our executive officers (other than Mr. Kreitzer), and the percentile ranking of the target total cash compensation relative to executives with comparable roles at the peer companies, were as follows:

Executive Officer	Minimum	Target	Maximum	Target Total Cash Percentile Ranking
Alan D. Gold	$—	$941,625	$1,883,250	44th percentile
Kent Griffin	—	632,500	1,265,000	33rd percentile
Matthew G. McDevitt	—	471,500	943,000	75th percentile
Greg N. Lubushkin	—	385,000	770,000	44th percentile

Mr. McDevitt’s target total cash compensation level exceeded the median of the company’s peers. This is because Mr. McDevitt possesses specialized skills and significant responsibilities at the company, which skills and responsibilities are not generally comparable to executives with similar positions at the peer group companies.

For the 2011 performance period, the five performance measures identified by the compensation committee were: (1) FFO per diluted share, (2) leasing volume, (3) new investments, (4) leverage ratio (debt / total assets) and (5) strategic / individual measures (applying a 1-10 rating). The first four performance factors, which relate to corporate performance, are scored the same for each of our executive officers, with each executive officer receiving a separate score for the strategic / individual measures, as described below and set forth in the table on page 37.

Corporate Performance Measures.    The table below includes the “threshold,” “target” and “maximum” goals assigned by the compensation committee for the corporate performance measures for 2011, the company’s 2011 performance relative to those goals and the scoring relating to that performance (with threshold or lower performance receiving a 0% score, target performance receiving a 100% score and maximum or greater performance receiving a 200% score):

Metric	Threshold	Target	Maximum	2011 Result	Score
FFO per diluted share	$1.15	$1.20	$1.25	$1.19	60%
Leasing volume (square footage)	600,000	1.2 million	1.8 million	2.0 million	200%
New investments (aggregate capital investment)	$0	$160 million	$320 million	$431 million	200%
Leverage ratio (debt / total assets)	46.0%	41.0%	36.0%	38.0%	160%

The compensation committee selected the foregoing performance measures because they represent the key financial and operational performance metrics for which the executives are responsible, thereby creating the clearest link between executive actions and corporate results. The compensation committee views each of the foregoing target goals as challenging, but attainable. In addition, the compensation committee believes that the selected performance measures are well-balanced and important to sustaining the long-term performance of the company, as further described below:

Metric	Rationale for Metric	Rationale for Target Level Chosen
FFO per Diluted Share

•  A key supplemental measure utilized industry-wide by analysts, investors and other interested parties to evaluate a real estate company’s operating performance and overall management of its property portfolio.

•  FFO is intended to exclude historical cost depreciation and amortization of real estate and related assets, calculated in accordance with GAAP, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, impairment charges on depreciable

•  The compensation committee set the target level for FFO per diluted share at the mid-point of the FFO guidance range for 2011 provided in the company’s third quarter 2010 earnings press release.

•  The compensation committee believes that the target level for FFO per diluted share is challenging to achieve, as it is set at a level that assumes strong execution on the company’s leasing, investment, financing and operating goals, with the detailed assumptions underlying the FFO guidance further described in the company’s third quarter 2010 earnings press release.

Metric	Rationale for Metric	Rationale for Target Level Chosen

real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs.

Leasing Volume (Square Footage)

• Leasing activity, comprised of new leases and lease renewals, is the fundamental driver of generating and sustaining revenue for future periods.

• New leases support external growth by generating additional revenue from new investments, and drive internal growth through the leasing of currently available space and future development projects.

• Lease renewals provide an opportunity to extend cash flows further into the future, thereby enhancing the value of the investment, and provide stability and reduce near-term re-tenancy risk and expense by extending lease expirations into future periods.

• Targeted leasing volume reflects the publicly disclosed leasing target for the five quarters ended December 31, 2011.

• The compensation committee believes that this target level for leasing volume was appropriately challenging, given that our strong past leasing performance has resulted in significant positive net absorption across the portfolio (and consequently less rentable square feet for lease), average annual rent expirations of only 3.2% for 2011 through 2015, and given the continued challenging macroeconomic environment throughout 2011.

New Investments (Aggregate Capital Investment)

• Selective new investments through acquisitions and development provide the company with opportunities for additional revenue growth in future periods, further enhancing long-term financial returns and stockholder value.

• Expansion of the company’s property portfolio over time also generally provides efficiencies of scale, reduces specific tenant concentration and helps mitigate portfolio operating risk.

• The target level for new investments represented the company’s estimate of potential acquisitions in 2011.

• The target level for new investments was reflective of the increasingly competitive marketplace for life science real estate acquisitions, from both publicly traded and private acquirers.

• The compensation committee believes this acquisition target level was appropriate, given management’s focus on negotiating high quality acquisitions with attractive potential returns, while at the same time delivering on financial and operational goals.

Leverage Ratio (Debt / Total Assets)	• A key component of the company’s financial strategy includes maintaining prudent levels of liquidity and leverage over time.

• The target leverage ratio was set at a level moderately above the company’s leverage ratio of 37.7% as of December 31, 2010, which required management to achieve its 2011 goals without significantly increasing the company’s leverage.

Metric	Rationale for Metric	Rationale for Target Level Chosen

Leverage Ratio (Debt / Total Assets) (cont’d.)

•  Utilizing moderate levels of leverage with a lower cost of capital can enhance returns to stockholders as well as provide capacity for future investments to support continued growth.

•  Managing leverage and liquidity levels to mitigate financing risk is also an important factor in protecting stockholder value and complements the company’s FFO and new investment goals.

•  The company selected the target leverage ratio as its gauge for a prudent capital structure and in support of the publicly disclosed earnings guidance.

•  The compensation committee, in consultation with management, viewed this target leverage ratio as achievable but challenging as well, given the numerous factors which must be balanced to achieve the appropriate leverage ratio in the context of delivering on financial results and other targets, coupled with the significant instability in the debt and equity capital markets exhibited over the last several years.

Strategic / Individual Performance Measures.    Strategic and individual goals, including business unit performance goals, established by the company’s board of directors in consultation with management, represent significant elements to the company’s overall continued success, which are not necessarily fully captured in the four financial and operational performance metrics described above. Strategic and individual performance measures are determined at the beginning of each year, with appropriate adjustments during the year for changing business conditions, and are evaluated subjectively. The compensation committee, with input and approval of our board of directors, sets these goals for our Chief Executive Officer, and our Chief Executive Officer, with input from the individual executives, sets goals and expectations for each executive officer, tailored to the executive’s specific role within and expected contribution to the company as well as developmental requirements.

•	Strategic performance measures identified for the 2011 performance year, and the extent to which those performance measures were achieved, were as follows:

Strategic Performance Measure	Goal	Result
Leasing	Achieve leasing of greater than 250,000 square feet at the company’s Pacific Research Center	Exceeded Goal
Investments	Complete the purchase of Prudential Real Estate Investors’ 80% interest in the Rogers Street assets	Met Goal
Financings	Match fund investments with consistent mix of permanent capital	Met Goal

•	Individual goals and expectations are generally subjective in nature and relate primarily to:

•	driving execution of our business plan and the success of the company as a whole (without singularly focusing on achieving only the specific objectives within that officer’s area of responsibility),

•	demonstrated individual leadership skills,

•	continuous self-development,

•	teamwork,

•	fostering effective communication and coordination across company departments,

•	developing and motivating employees to achieve high performance,

•	cultivating employees’ engagement and alignment with our company’s core values,

•	adaptability and flexibility to changing circumstances, and

•	business unit performance.

While the compensation committee focuses on evaluating individual performance in the context of an overall effective manager, performance relative to the individual goals listed above generally requires a subjective evaluation, and the compensation committee may emphasize certain goals over others in its discretionary decision-making that do not lend themselves to a formulaic approach. In addition, these goals are established by management and not by the compensation committee. While the compensation committee reviews each executive’s individual goals and his performance relative thereto at the conclusion of each year, such goals are informational only for the compensation committee and the compensation committee may disregard them or consider other factors in making individual performance determinations for our executives.

The following is a brief analysis of the compensation committee’s deliberations regarding individual performance on an executive by executive basis:

Executive Officer	Evaluations
Alan D. Gold Chief Executive Officer

Mr. Gold continued to provide highly valuable leadership to the other executives and employees and effectively fostered a culture of dedicated professionalism, hard work, strong corporate governance, transparency and ethics.

Under Mr. Gold’s leadership, the company:

• delivered strong top-line and bottom-line financial results, increasing total revenues and AFFO 14% and 11% year-over-year, respectively

• made highly selective acquisitions in its core markets, creating the opportunity for significant additional revenue growth in future periods

• executed on an aggressive leasing strategy, achieving 165% of the five-quarter leasing goal and increasing the total operating portfolio leased percentage by 370 basis points year-over-year

Kent Griffin President & Chief Operating Officer

Mr. Griffin continued to effectively lead the company’s day-to-day execution of our corporate strategy, including the following accomplishments:

• provided highly valuable oversight of the company’s leasing, acquisition, development and asset management functions

• effectively guided the company’s operational activities and managed expenses to achieve solid financial results

• continued to play an integral role for the company in the investor and analyst communities

• played a key role in the successful negotiation of the purchase of Prudential Real Estate Investors’ 80% interest in the Rogers Street assets

Executive Officer	Evaluations

Matthew G. McDevitt Executive Vice President, Real Estate

Mr. McDevitt provided highly effective and adaptable leadership in guiding the company’s leasing, acquisitions and development activities, with the following notable accomplishments:

• acquired eight high-quality properties for approximately $431.2 million, significantly growing the company’s presence in the high-demand Cambridge life science market

• executed 87 leasing transactions representing approximately 1.6 million square feet, driving significant net absorption across the company’s portfolio

• executed over 370,000 square feet of gross leasing at the company’s Pacific Research Center campus over the five quarters ended December 31, 2011

• creatively worked with leading life science companies at two properties acquired by the company in 2011, Ardsley Park and 1701 / 1711 Research Boulevard, to provide leasing opportunities and additional value creation in the company’s portfolio

Greg N. Lubushkin Chief Financial Officer

In his first full year as Chief Financial Officer, Mr. Lubushkin demonstrated decisive leadership in effectively managing the company’s capital structure:

• executed a $400 million, five-year unsecured bond offering yielding 3.99% to maturity

• executed a $400 million follow-on public offering of common stock

• closed on a new, expanded $750 million unsecured line of credit at LIBOR plus 155 basis points, based on company’s credit ratings

• maintained a strong balance sheet and ample liquidity, with debt / adjusted EBITDA at 5.9x, fixed charge coverage ratio at 2.8x, and capacity on the company’s unsecured line of credit at over $480 million at year-end

Performance Measure Weightings, Scoring and Bonus Payouts. The compensation committee determined weightings for each executive for the foregoing corporate and individual/strategic measures based upon such executive’s role, providing higher weightings in areas for which the executive may exert a greater influence. As shown below, Mr. McDevitt’s evaluation was more heavily weighted towards the achievement of the new investments goal, given Mr. McDevitt’s role in heading the company’s acquisitions activities. Likewise, Mr. Lubushkin’s evaluation was more heavily weighted towards the leverage goal, given his role in heading the finance function of the company. In general, the weightings do not vary significantly among the executive officers because of their collective roles and contributions in working as a team to achieve each of the key financial and operational performance metrics. Strategic and individual performance, which is the only measure evaluated by the compensation committee subjectively, constituted 10% of the total annual bonus payout determination for each executive officer.

The above-described results, in combination with the weightings set forth below, translated into the weighted-average total scores and annual bonus payouts set forth below for each executive (with scores representing the percentage of target goal levels, and maximum or greater performance receiving a score of 200%):

	Alan D. Gold		Kent Griffin		Matthew G. McDevitt		Greg N. Lubushkin

	Score	Weighting	Score	Weighting	Score	Weighting	Score	Weighting

FFO per diluted share	60%	25%	60%	25%	60%	20%	60%	25%

Leasing volume	200%	25%	200%	25%	200%	25%	200%	20%

New investments	200%	20%	200%	20%	200%	25%	200%	20%

Leverage ratio (debt / total assets)	160%	20%	160%	20%	160%	20%	160%	25%

Strategic and individual measures	150%	10%	155%	10%	170%	10%	158%	10%

Weighted-Average Total Score	152%		153%		161%		151%

Annual Bonus (= Weighted-Avg. Total Score x 2011 Target Potential Bonus Amount)	$1,431,270		$1,109,247(1)		$759,115		$580,388

(1)

Mr. Griffin’s annual bonus was further adjusted by the compensation committee by applying a “market adjustment” factor of 115%. Despite the fact that Mr. Griffin’s weighted-average score of 153% significantly exceeded the 100% target level that is intended to be consistent with median compensation levels for comparable roles at the peer companies, the annual bonus payout to Mr. Griffin based on that weighted-average score resulted in total cash compensation for Mr. Griffin for 2011 that equated to approximately the 33rd percentile of compensation for executives in comparable roles at the peer companies. As a result, the compensation committee determined to make the market adjustment (by adjusting his bonus upward by an additional 15%) so that Mr. Griffin’s total cash compensation equated to the 50th percentile for executives in comparable roles at the peer companies.

Mr. Kreitzer, who serves as a director on our board of directors and on a 50% of full-time schedule as our Executive Vice President and General Counsel, is compensated in a similar manner as our non-employee directors and did not receive a bonus in 2011.

As a result, the total cash compensation for 2011, consisting of base salary and cash bonus, paid to each of the executive officers (other than Mr. Kreitzer) and relative ranking within the company’s peer group were as follows:

Executive Officer	Total Cash Compensation (Base Salary + Bonus)	Total Cash Compensation Percentile Ranking
Alan D. Gold	$2,128,770	63rd percentile
Kent Griffin	1,555,247	50th percentile
Matthew G. McDevitt	1,156,365	88th percentile
Greg N. Lubushkin	885,388	69th percentile

Consistent with Mr. McDevitt’s target total cash compensation level exceeding the median of the company’s peers, as described above, Mr. McDevitt’s total cash compensation for 2011 correspondingly exceeded the 75th percentile of the company’s peers, in consideration of his specialized skills and significant responsibilities at the company, which are not generally comparable to executives with similar positions at the peer group companies.

Long-Term Incentives

The purpose of the long-term equity incentive award program continues to be alignment of the interests of executives with the interests of the company’s stockholders, retention of executives and promotion of actions that result in long-term stockholder value creation.

Beginning with the long-term equity incentive awards granted in January 2012, at least 50% of the awards granted to the company’s full-time executive officers, based on target levels, will be performance units. The executive officers will have the opportunity to earn the performance units based on the company’s total stockholder return relative to its peer group over a future three-year period, with shorter periods used for a portion of the awards during the first two years as the program is phased in.

The performance units will vest at the conclusion of the performance period, upon attainment of the specific final performance rankings. The peer group that will be used for purposes of determining the performance unit payouts will be based on the companies utilized by the Compensation Committee for executive compensation benchmarking purposes. Payouts with respect to the performance units will be in the form of shares of the company’s common stock. No dividends will be paid or accrued on the performance units.

The remaining portion of the long-term equity incentive awards granted to the company’s full-time executive officers will be shares of restricted stock, which will generally vest ratably over a service period of four years, consistent with previously awarded time-based restricted stock awards to the executive officers.

Policy for Determining the Amount of Long-Term Equity Incentive Awards

Beginning with the long-term equity incentive awards granted in January 2012, the compensation committee’s goal is to award performance units, and corresponding restricted stock grants with a value equal to the target performance unit values, to the company’s full-time executive officers such that (1) achievement of the “target” performance level for annual cash bonuses and 50% of maximum performance unit levels, equal to median relative TSR performance, would generally result in total direct compensation for 2012 for each of the full-time executive officers consistent with median total compensation levels for executives with comparable roles at peer companies, (2) achievement of “maximum” performance levels for annual cash bonuses (with respect to all five performance measures) and maximum performance unit levels, corresponding to extraordinary total stockholder performance over a multi-year period (at or exceeding the 75th percentile in relative TSR performance), would generally result in total direct compensation for 2012 for each of the full-time executive officers at or above the 75th percentile of compensation levels for executives with comparable roles at peer companies and (3) achievement of “threshold” or lower performance levels for annual cash bonuses and performance units would generally result in total direct compensation for 2012 for each of the full-time executive officers at or below the 25th percentile of compensation levels for executives with comparable roles at peer companies.

We have historically granted equity awards in January based on an evaluation of company performance for the previous fiscal year. For example, the awards granted in January 2011 were granted in recognition of performance during 2010 and considered in the context of overall 2011 compensation for pay positioning purposes. The grant date fair-values of these awards granted in January 2011 for the 2010 performance year are shown in the Summary Compensation Table on page 44. However, under the structure for the new executive compensation program, which was finalized in January 2012, the awards granted in January 2012 were considered by the compensation committee in the context of overall 2012 compensation for pay positioning purposes, as described above.

Mr. Kreitzer, who serves as a director on our board of directors and on a part-time basis as our Executive Vice President and General Counsel, is compensated in a similar manner as our non-employee directors. Accordingly, consistent with the equity awards granted to our non-employee directors under our director compensation policy, Mr. Kreitzer generally receives an annual award of restricted stock equal to a grant date value of $60,000, which vests one year from the date of grant.

Performance Units Awarded in January 2012

In January 2012, the compensation committee awarded Messrs. Gold, Griffin, McDevitt and Lubushkin 196,752, 106,464, 56,688 and 48,984 performance units, respectively. These performance units represent the maximum number of performance units with respect to which each executive may vest, while 50% of the performance units would vest at “target” performance. The performance units are subject to the following performance periods (each, a “Performance Period”): (1) one-third of the performance units have a one-year Performance Period starting on January 1, 2012 and ending on December 31, 2012, (2) one-third of the performance units have a two-year Performance Period starting on January 1, 2012 and ending on December 31, 2013, and (3) one-third of the performance units have a three-year Performance Period starting on January 1, 2012 and ending on December 31, 2014. Each performance unit represents a contingent right to receive one share of the company’s common stock if vesting is satisfied. The number of performance units that vest at the end of each Performance Period will depend on the level of achievement of the company’s TSR compared to its peer group during a specified Performance Period.

The chart below sets forth the vesting schedule as a percentage of the maximum number of Performance Units that applies at the end of each Performance Period.

BioMed’s TSR Ranking within Peer Group	Performance Unit Payout (as a % of Maximum)
At or above 75th percentile TSR	100%
Between the 75th percentile TSR and 50th percentile TSR	Determined by linear interpolation(1)
At the 50th percentile TSR	50%
Between the 25th percentile TSR and 50th percentile TSR	Determined by linear interpolation(2)
At or below the 25th percentile TSR	0%

(1)	Determined by linear interpolation between the peer group’s 75th and 50th percentile TSRs.

(2)	Determined by linear interpolation between the peer group’s 25th and 50th percentile TSRs.

As noted in the chart above, if the company’s TSR is at or below the 25th percentile of its peer group for a Performance Period, no performance units will vest with respect to such Performance Period. Any Performance Units which do not vest at the end of the Performance Period will be forfeited. The peer group that will be used for purposes of determining this award will be the 16 companies that are listed on page 29.

No dividends will be paid or accrued on the performance units prior to their vesting and conversion into shares of the company’s common stock at the conclusion of the Performance Period.

Restricted Shares Awarded in January 2012

Beginning with the awards granted in January 2012, no more than 50% of the equity awards granted to the company’s full-time executive officers will be shares of restricted stock, which vest ratably over a service period of four years consistent with prior time-based awards to our full-time executive officers.

In January 2012, the compensation committee granted to Messrs. Gold, Griffin, McDevitt and Lubushkin 98,376, 53,232, 28,344 and 24,492 shares of restricted stock, respectively, which vest 25% annually on each of January 1, 2013, 2014, 2015 and 2016. The number of shares of restricted stock was determined by the compensation committee to equal the number of performance units at the 50th percentile rank.

In January 2012, the compensation committee also granted 3,319 shares of restricted stock to Mr. Kreitzer, equal to a grant date value of $60,000, which is equivalent to the value of shares granted annually to our non-employee directors under our director compensation policy. Consistent with the shares granted to our non-employee directors, the shares granted to Mr. Kreitzer vest one year from the date of grant and dividends are paid on the entirety of the grant from the date of the grant.

Severance Agreements

In order to provide greater certainty with regard to the amounts payable to our executive officers in connection with certain terminations or change in control events, our board of directors has approved and we have entered into severance agreements with each of our executive officers, which are described in more detail under “Severance Arrangements” and “Potential Payments Upon Termination or Change in Control” below. We provide these benefits to our executive officers in order to give them the personal security and stability necessary for them to focus on the performance of their duties and responsibilities to us, and in order to attract and retain executives as we compete for talented employees in a marketplace where such protections are commonly offered.

These severance agreements replaced the employment agreements the company previously entered into with its named executive officers, except for Mr. Lubushkin, who did not have an employment agreement with the company.

Other Benefits

We provide benefits such as a 401(k) plan, medical, dental and life insurance and disability coverage for all of our employees, including our executive officers. We also provide personal paid time off and other paid holidays to all employees, including the executive officers, which are similar to those provided at comparable companies. In addition, we provide reimbursement for the premiums for long-term disability and life insurance policies for our officers, including our executive officers. We believe that our employee benefit plans are an appropriate element of compensation, are competitive within our peer group companies and are necessary to attract and retain employees.

Various Compensation Policies

Stock Ownership Guidelines for Executive Officers

To further link the long-term economic interests of our executive officers directly to that of our stockholders, our board of directors adopted guidelines for the executive officers in 2010. The guidelines provide that the company’s executive officers are expected to, within five years of the later of August 25, 2010 or the date on which such person is appointed to his or her position, own shares of the company’s common stock or securities convertible or exchangeable into shares of the company’s common stock with a market value of no less than six times current annual base salary with respect to the Chief Executive Officer and no less than three times current annual base salary with respect to the other executive officers. Each executive officer was in compliance with the stock ownership guidelines for the year ended December 31, 2011. The table below shows each executive’s equity ownership in the company as a multiple of salary and the minimum ownership level required pursuant to these guidelines for each of our named executive officers as of year-end 2011:

Executive Officer	Minimum Ownership Level Required as a Multiple of Salary	Dollar Value of Equity Ownership as a Multiple of Salary(1)
Alan D. Gold	6.0x	44.7x
Kent Griffin	3.0x	14.7x
Gary A. Kreitzer	3.0x	158.7x
Matthew G. McDevitt	3.0x	11.5x
Greg N. Lubushkin	3.0x	4.5x

(1)

Calculated by multiplying the aggregate of shares of common stock, limited partnership units and LTIP units held by each executive officer by the closing price of $18.08 per share of our common stock on December 30, 2011.

Stock ownership guidelines for our non-employee directors are described above under “Election of Directors — Information Regarding Directors — Stock Ownership Guidelines for Non-Employee Directors.”

Post-Vesting Stock Retention Guidelines

The company has adopted post-vesting stock retention guidelines, which require executives to hold 50% of net after-tax shares issued upon the vesting of restricted stock or performance units until their required stock ownership levels are achieved.

Insider Trading and Anti-Hedging Policies

The company’s insider trading policies contain stringent restrictions on transactions in company stock by executive officers. All trades by executive officers must be pre-cleared. Furthermore, no executive officer or member of our board of directors may engage in any hedging transactions with respect to any equity securities of the company held by them, whether vested or unvested, which includes the purchase of any financial instrument (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) designed to hedge or offset any decrease in the market value of such equity securities.

Our board of directors also adopted a policy, effective in May 2012, which provides that no executive officer or member of our board of directors may pledge, or use as collateral, the company’s securities in order to secure personal loans or other obligations, which includes holding shares of the company’s common stock in a margin account, unless such company securities so pledged are in excess of the applicable minimum ownership level under the company’s stock ownership guidelines.

Clawback Policy

In February 2012, we implemented an incentive compensation “clawback” policy under which our board of directors may require reimbursement or forfeiture of incentive compensation from an executive officer in the event the officer’s wrongdoing later is determined by our board of directors to have resulted in a material negative restatement of the company’s financial results. We believe that by providing the company with the appropriate power to recover incentive compensation paid to an executive officer in this situation, the company demonstrates its commitment to strong corporate governance. This clawback policy is in addition to any policies or recovery rights that are provided under applicable laws, including the Sarbanes-Oxley Act and the Dodd-Frank Act.

Under our clawback policy, if the board of directors determines that a material negative financial restatement was caused by a named executive officer’s gross negligence or willful misconduct, it may require reimbursement from the named executive officer for vested incentive compensation and/or the forfeiture of unvested or unpaid incentive compensation. The amount of vested compensation that may be recovered is the after-tax portion of any bonus paid to, and any performance-based equity awards earned by, the named executive officer that the named executive officer would not have received if the company’s financial results had been reported properly. The right to cause a forfeiture or recovery of incentive compensation applies to incentive compensation awarded, vested and/or paid during the twelve months prior to the date on which the company is required to prepare an accounting restatement.

Tax Deductibility of Executive Compensation

The compensation committee considers the anticipated tax treatment to the company and the executive officers in its review and establishment of compensation programs and payments. The compensation committee’s general policy is to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, including its ability to recruit, retain and reward high-performing executives.

Accordingly, the compensation committee has not adopted a policy that all compensation must be deductible and may approve compensation that is deemed to be in our best interests and the best interests of our stockholders.

Under Section 162(m) of the Code, we may not deduct compensation of more than $1 million paid to any “covered employee” unless the compensation is paid pursuant to a plan which is performance-related, nondiscretionary and has been approved by our stockholders. To the extent that such compensation paid to our executive officers is subject to and does not qualify for deduction under Section 162(m), the compensation committee is prepared to exceed the limit on deductibility under Section 162(m) to the extent necessary to ensure our executive officers are compensated in a manner consistent with our best interests and those of our stockholders. Because we qualify as a REIT under the Code, we generally distribute at least 100% of our net taxable income each year and therefore do not pay federal income tax. As a result, and based on the level of cash compensation paid to our executive officers, the possible loss of a federal tax deduction would not be expected to have a material impact on us.

Compensation Committee Report

The compensation committee of the company’s board of directors has submitted the following report for inclusion in this proxy statement:

The compensation committee of the board of directors of BioMed Realty Trust, Inc. has reviewed and discussed the Compensation Discussion and Analysis contained in the proxy statement for the 2012 annual meeting of stockholders with management. Based on the committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the proxy statement for the 2012 annual meeting of stockholders and in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Securities and Exchange Commission.

This report of the compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement for the 2012 annual meeting of stockholders into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the compensation committee.

Edward A. Dennis, Ph.D., Chair

Barbara R. Cambon

Richard I. Gilchrist

Date of report: April 6, 2012

Compensation Risk Analysis

Consistent with our policy to perform an annual review concerning the risks and rewards associated with our compensation program, in early 2012 the compensation committee, with input from management and our independent compensation consultant, assessed our compensation policies and programs for all employees for purposes of determining the relationship of such policies and programs and the enterprise risks faced by the company. After that assessment, the compensation committee determined that none of our compensation policies or programs encourage any employee to take on excessive risks that are reasonably likely to have a material adverse effect on the company. The compensation committee’s assessment noted certain key attributes of our compensation policies and programs that help to reduce the likelihood of excessive risk taking, as summarized below.

Element of Pay	Specific Risk Mitigation Factors
Base Salary

•  Fixed Amount. Base salary is designed to provide a reliable income base regardless of the company’s stock price performance, so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics.

Annual Incentive Bonus Plan

•  Multi-Factor Performance Analysis. As discussed extensively above beginning on page 31, the annual bonus plan focuses on indicators of performance, including both financial and non-financial goals, which encourages executives to focus on the overall health of the company’s business rather than a single financial measure.

•  Clawback. Our board of directors may require our executive officers to reimburse or forfeit incentive compensation, including amounts granted under the annual incentive bonus plan, in certain circumstances.

•  Annual Review. The compensation committee reviews the annual incentive bonus plan each year to ensure that the appropriate performance measures and weightings are utilized to accommodate changes in the company’s business and shifting company priorities.

Long-Term Equity Incentive Awards

•  Focus on Long-Term Stockholder Wealth Creation. Long-term equity incentive awards are comprised of performance units which are earned based on multi-year total stockholder performance and restricted stock grants, which vest over multi-year periods, and are designed to ensure that executives and key employees have significant portions of their compensation tied to long-term stock price performance and have interests strongly aligned with those of our stockholders.

•  Stock Ownership Guidelines. The company has substantial stock ownership requirements for senior executives, as described beginning on page 40.

•  Additional Holding Period After Vesting or Performance. Stock retention guidelines require executives to hold net after-tax shares issued upon the vesting of restricted stock or performance units until their required stock ownership levels are achieved.

•  Clawback. Our board of directors may require our executive officers to reimburse or forfeit incentive compensation, including amounts granted as long-term equity incentive awards, in certain circumstances.

•  Anti-Hedging Policy. Our executive officers are prohibited from engaging in certain transactions intended to hedge the economic risk of company equity securities (vested or unvested) held by them.

•  Annual Review. The compensation committee reviews the long-term equity incentive award program each year.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of our named executive officers for the fiscal years ended December 31, 2011, 2010 and 2009.

Name and Principal Position	Year	Salary	Bonus	Stock Awards		Non Equity Incentive Plan Compensation	All Other Compensation(1)	Total
Alan D. Gold	2011	$697,500	$—	$2,802,013	(2)	$1,431,270	$337,093	$5,267,876
Chairman and Chief Executive Officer	2010	685,000	1,183,000	2,909,851	(3)	—	237,005	5,014,856
	2009	472,500	1,417,500	1,912,750	(4)	—	246,214	4,048,964

R. Kent Griffin, Jr.	2011	446,000	—	1,380,048	(2)	1,109,247	188,883	3,124,178
President and Chief Operating Officer	2010	438,000	482,000	1,702,654	(3)	—	143,241	2,765,895
	2009	313,500	783,750	983,700	(4)	—	166,922	2,247,872

Gary A. Kreitzer	2011	110,000	—	60,051	(2)	—	27,009	197,060
Executive Vice President and	2010	100,000	—	47,958	(3)	—	30,240	178,198
General Counsel	2009	100,000	—	32,790	(4)	—	51,785	184,575

Matthew G. McDevitt	2011	397,250	—	1,064,262	(2)	759,115	151,064	2,371,691
Executive Vice President,	2010	390,000	480,750	1,316,221	(3)	—	116,679	2,303,650
Real Estate	2009	313,500	470,250	655,800	(4)	—	141,654	1,581,204

Greg N. Lubushkin(5)	2011	305,000	—	558,292	(2)	580,388	62,770	1,506,450
Chief Financial Officer	2010	268,750	176,750	319,823	(3)	—	34,444	799,767

(1)

All other compensation for 2011 represents health, life and disability insurance premiums, 401(k) matching contributions, automobile allowances and dividends and distributions on unvested restricted stock and LTIP units (and excludes dividends and distributions on vested restricted stock and LTIP units), as follows:

Name	Insurance Premiums	401(K) Matching Contributions(a)	Automobile Allowances	Dividends Paid on Unvested Stock and LTIP Units	Total Other Compensation
Alan D. Gold	$20,458	$7,350	$12,000	$297,285	$337,093
R. Kent Griffin, Jr.	8,044	7,350	9,000	164,489	188,883
Gary A. Kreitzer	11,464	3,288	4,500	7,757	27,009
Matthew G. McDevitt	8,154	7,350	9,000	126,560	151,064
Greg N. Lubushkin	9,702	7,350	—	45,718	62,770

(a)

We established and maintain a retirement savings plan under Section 401(k) of the Code to cover our eligible employees, including our executive officers, which became effective as of January 1, 2005. The plan allows eligible employees to defer, within prescribed limits, up to 100% of their compensation on a pre-tax basis through contributions to the plan. We currently match each eligible participant’s contributions, within prescribed limits, with an amount equal to 50% of such participant’s initial 6% tax-deferred contributions. In addition, we reserve the right to make additional discretionary contributions on behalf of eligible participants.

(2)

Represents the grant date fair value of restricted stock awarded in 2011 based on the closing price of our common stock on the date of such grants, as determined in accordance with ASC Topic 718. In January 2011, Messrs. Gold, Griffin, Kreitzer, McDevitt and Lubushkin were awarded 150,808, 74,276, 3,232, 57,280 and 30,048 shares of restricted stock, respectively. The restricted stock vests 25% annually on each of January 1, 2012, 2013, 2014 and 2015 with respect to awards granted to Messrs. Gold, Griffin, McDevitt and Lubushkin, and approximately one year from the date of grant with respect to the award granted to Mr. Kreitzer. Dividends are paid on the entirety of the grant from the date of the grant. Mr. Kreitzer, who serves as a director on our board of directors and on a 50% of full-time schedule as our Executive Vice President and General Counsel, is compensated in a manner similar to non-employee directors.

(3)

Represents the grant date fair value of restricted stock awarded in 2010 based on the closing price of our common stock on the date of such grants, as determined in accordance with ASC Topic 718. In January 2010, Messrs. Gold, Griffin, Kreitzer, McDevitt and Lubushkin were awarded 183,240, 107,220, 3,020, 51,400 and 20,140 shares of restricted stock, respectively. In February 2010, in connection with his promotion to Executive Vice President, Real Estate, Mr. McDevitt was awarded an additional 33,624 shares of restricted stock. The restricted stock vests 25% annually on each of January 1, 2011, 2012, 2013 and 2014 with respect to awards granted to Messrs. Gold, Griffin, McDevitt and Lubushkin, and approximately one year from the date of grant with respect to the award granted to Mr. Kreitzer. Dividends are paid on the entirety of the grant from the date of the grant.

(4)

Represents the grant date fair value of restricted stock awarded in 2009 based on the closing price of our common stock on the date of such grants, as determined in accordance with ASC Topic 718. Messrs. Gold, Griffin, Kreitzer and McDevitt were awarded 175,000, 90,000, 3,000 and 60,000 shares of restricted stock, respectively. The restricted stock vests 25% annually on each of January 1, 2010, 2011, 2012 and 2013 with respect to awards granted to Messrs. Gold, Griffin and McDevitt, and approximately one year from the date of grant with respect to the award granted to Mr. Kreitzer. Dividends are paid on the entirety of the grant from the date of the grant.

(5)	Mr. Lubushkin was promoted to Chief Financial Officer on May 26, 2010, having previously served as our Vice President, Chief Accounting Officer.

Grants of Plan-Based Awards

The table below provides information about restricted stock awards granted to our named executive officers during the fiscal year ended December 31, 2011.

	Grant Date of Stock Awards	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	Grant Date Fair Value of Stock Awards(3)
		Threshold	Target	Maximum
Alan D. Gold	1/5/11	$—	$941,625	$1,883,250	150,808	$2,802,013
R. Kent Griffin, Jr.	1/5/11	—	632,500	1,265,000	74,276	1,380,048
Gary A. Kreitzer	1/5/11	—	—	—	3,232	60,051
Matthew G. McDevitt	1/5/11	—	471,500	943,000	57,280	1,064,262
Greg N. Lubushkin	1/5/11	—	385,000	770,000	30,048	558,292

(1)

Represents the threshold, target and maximum bonus amounts under our 2011 annual cash bonus program, as discussed above under “Compensation Discussion and Analysis – 2011 Compensation Determinations – Annual Cash Bonus Program for 2011.” The actual bonuses paid to our executive officers for 2011 are shown in the Summary Compensation Table above.

(2)

The restricted stock vests 25% annually on each of January 1, 2012, 2013, 2014 and 2015 with respect to awards granted to Messrs. Gold, Griffin, McDevitt and Lubushkin, and approximately one year from the date of grant with respect to the award granted to Mr. Kreitzer. Dividends are paid on the entirety of the grant from the date of the grant.

(3)

This column has been calculated by multiplying the closing market price of our common stock on the grant date for the restricted stock awards by the number of shares awarded, in accordance with ASC Topic 718. The closing market price on January 5, 2011 was $18.58.

Severance Arrangements

As discussed above in the Compensation Discussion and Analysis section, in January 2012 the company terminated the employment agreements with each of its executive officers, except for Mr. Lubushkin, who did not have an employment agreement in place with the company. By terminating the existing employment agreements, each named executive officer voluntarily relinquished his rights to, among other things, automatic minimum increases in annual salary based on increases in the consumer price index, guaranteed minimum annual cash bonuses equal to 50% of base salary, executive automobile allowances and tax gross-up payments to the executive if any amounts paid or payable to the executive would be subject to the excise tax imposed on certain so-called “excess parachute-payments” under Section 4999 of the Code.

In connection with the termination of these employment agreements, in January 2012 the company entered into change in control and severance agreements with each of its named executive officers. The change in control and severance agreements provide that, if an executive’s employment is terminated by us without “cause” or by the executive for “good reason” (each as defined in the applicable change in control and severance agreement), the executive will be entitled to the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:

•	an amount, which we refer to as the severance amount, equal to the sum of the then-current annual base salary plus average bonus over the prior three years, multiplied by:

•	with respect to Messrs. Gold, Griffin and Kreitzer, three, or

•	with respect to Messrs. Lubushkin and McDevitt, two,

50% of which amount shall be paid in a lump sum within ten days of the date that the executive’s general release of claims becomes non-revocable, and the remaining 50% of which amount will be paid in a lump sum on March 1 of the year following the calendar year in which the termination occurs,

•

an amount equal to the premiums for long-term disability insurance and life insurance for 12 months at the same level as in effect immediately preceding such termination, which shall be paid in a lump sum within ten days of the date that the executive’s general release of claims becomes non-revocable,

•

health benefits for 18 months following the executive’s termination of employment at the same level as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer,

•	up to $15,000 worth of outplacement services at our expense, and

•

100% of the unvested stock awards held by the executive will become fully vested and exercisable (other than any such awards the vesting of which is performance-based, the accelerated vesting of which, if any, will be governed by the terms of such awards).

Each change in control and severance agreement also provides that, if the executive’s employment is terminated by us without cause or by the executive for good reason within one year after a “change in control” (as defined in the applicable change in control and severance agreement), then the executive will receive the above benefits and payments as though the executive’s employment was terminated without cause or for good reason. However, the entire severance amount shall be paid in a lump sum within ten days of the date that the executive’s general release of claims becomes non-revocable.

Each change in control and severance agreement also provides that the executive or his estate will be entitled to certain severance benefits in the event of his death or disability. Specifically, each executive or, in the event of the executive’s death, his beneficiaries, will receive:

•	an amount equal to the then-current annual base salary,

•	health benefits for the executive and/or his eligible family members for 12 months following the executive’s termination of employment, and

•

in the event the executive’s employment is terminated as a result of his disability, we will pay, in a single lump sum payment, an amount equal to 12 months of premiums on the long-term disability and life insurance policies in effect for the executive immediately prior to the executive’s termination of employment.

If an executive’s employment is terminated by the company for “cause” or by the executive without “good reason,” the executive will not be entitled to any severance payment or benefits under the change in control and severance agreement.

None of the change in control and severance agreements provide for tax gross-up payments to the executive if any amounts paid or payable to the executive would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Code.

The change in control and severance agreements also contain standard confidentiality provisions, which apply indefinitely, and non-solicitation provisions, which apply during the term of the executive’s employment and for any period thereafter during which the executive is receiving payments from us.

2004 Incentive Award Plan

We have adopted the amendment and restatement of the 2004 Incentive Award Plan of BioMed Realty Trust, Inc. and BioMed Realty, L.P., which became effective on May 27, 2009. Our 2004 Incentive Award Plan provides for the grant to employees and consultants of our company and our operating partnership (and their respective subsidiaries) and directors of our company of stock options, restricted stock, LTIP units, dividend equivalents, stock appreciation rights, restricted stock units and other incentive awards. Only employees of our company and its qualifying subsidiaries are eligible to receive incentive stock options under our 2004 Incentive Award Plan. We have reserved a total of 5,340,000 shares of our common stock for issuance pursuant to the 2004 Incentive Award Plan, subject to certain adjustments as set forth in the plan. As of December 31, 2011, 2,660,821 shares of restricted stock and 640,150 LTIP units had been granted and 2,039,029 shares remained available for future grants under the 2004 Incentive Award Plan.

Outstanding Equity Awards at Fiscal Year-End

The table below provides information about outstanding equity awards for each of our named executive officers as of December 31, 2011.

	Stock Awards
Name	Number of Shares of Stock or Units That Have Not Vested(1)	Market Value of Shares of Stock or Units That Have Not Vested(2)
Alan D. Gold	394,624	$7,134,802
R. Kent Griffin, Jr.	213,971	3,868,596
Gary A. Kreitzer	7,199	130,158
Matthew G. McDevitt	163,740	2,960,419
Greg N. Lubushkin	62,933	1,137,829

(1)	The equity awards granted vest over four to five years, and vest in one year with respect to the grant of shares of restricted stock to Mr. Kreitzer.

(2)

Market value has been calculated as the closing market price of our common stock at December 30, 2011 of $18.08, multiplied by the outstanding unvested restricted stock or LTIP unit awards for each named executive officer.

Stock Vested

The table below provides information about restricted stock and LTIP unit vesting for each of our named executive officers during the fiscal year ended December 31, 2011, except that it does not include restricted stock and LTIP units that vested on January 1, 2011 and instead includes restricted stock and LTIP units that vested on January 1, 2012. Restricted stock and LTIP units that vested on January 1, 2011 are reported in our 2011 proxy statement.

	Stock and Unit Awards
Name	Number of Shares or Units Acquired on Vesting(1)	Value Realized on Vesting(2)
Alan D. Gold	136,705	$2,471,626
R. Kent Griffin, Jr.	75,014	1,356,253
Gary A. Kreitzer	5,215	94,287
Matthew G. McDevitt	56,922	1,029,150
Greg N. Lubushkin	21,437	387,581

(1)

This column represents the aggregate of equity grants from January 30, 2008 through December 31, 2011 to the named executive officers that vested on January 1, 2012. Restricted stock and LTIP units that vested on January 1, 2011 are reported in our 2011 proxy statement.

(2)	This column represents the value as calculated by multiplying the closing market price of our common stock at December 30, 2011 of $18.08 by the number of shares that vested.

Potential Payments Upon Termination or Change in Control

The table below reflects the amount of compensation that each of our named executive officers would be entitled to receive under his existing change in control and severance agreement upon termination of such executive’s employment in certain circumstances. The amounts shown assume that such termination was effective as of December 31, 2011, and are only estimates of the amounts that would be paid out to such executives upon termination of their employment. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the company. In the event of a termination by the company for cause or by the executive without good reason, including in connection with a change in control, such executive would not be entitled to any of the amounts reflected in the table.

Name	Benefit	Termination w/o Cause or for Good Reason(1)	Death	Disability(2)
Alan D. Gold	Severance Payment	$6,124,270	$697,500	$697,500
	Accelerated Equity Award	7,134,802	—	—
	Vesting(3)
	Medical Benefits(4)	29,697	19,798	19,798
	Long-Term Disability Benefits(5)	20,551	—	20,551
	Life Insurance Benefits(5)	1,085	—	1,085
	Outplacement Services	15,000	—	—

Total Value:		$13,325,405	$717,298	$738,039

R. Kent Griffin, Jr.	Severance Payment	$3,712,997	$446,000	$446,000
	Accelerated Equity Award	3,868,596	—	—
	Vesting(3)
	Medical Benefits(4)	29,304	19,536	19,536
	Long-Term Disability Benefits(5)	8,383	—	8,383
	Life Insurance Benefits(5)	839	—	839
	Outplacement Services	15,000	—	—

Total Value:		$7,635,119	$465,536	$474,758

Name	Benefit	Termination w/o Cause or for Good Reason(1)	Death	Disability(2)
Gary A. Kreitzer	Severance Payment	$330,000	$110,000	$110,000
	Accelerated Equity Award	130,158	—	—
	Vesting(3)
	Medical Benefits(4)	18,425	12,284	12,284
	Long-Term Disability Benefits(5)	471	—	471
	Life Insurance Benefits(5)	85	—	85
	Outplacement Services	15,000	—	—

Total Value:		$494,139	$122,284	$122,840

Matthew G. McDevitt	Severance Payment	$1,934,577	$397,250	$397,250
	Accelerated Equity Award	2,960,419	—	—
	Vesting(3)
	Medical Benefits(4)	29,266	19,510	19,510
	Long-Term Disability Benefits(5)	6,632	—	6,632
	Life Insurance Benefits(5)	2,700	—	2,700
	Outplacement Services	15,000	—	—

Total Value:		$4,948,594	$416,760	$426,092

Greg N. Lubushkin	Severance Payment	$1,367,138	$305,000	$305,000
	Accelerated Equity Award	1,137,829	—	—
	Vesting(3)
	Medical Benefits(4)	537	358	358
	Long-Term Disability Benefits(5)	6,053	—	6,053
	Life Insurance Benefits(5)	4,820	—	4,820
	Outplacement Services	—	—	—

Total Value:		$2,516,377	$305,358	$316,231

(1)

In the event the executive’s employment is terminated without cause or for good reason, the executive receives the severance payment, regardless of whether such termination is in connection with a change in control. In the event the executive’s employment is terminated without cause or for good reason, other than within one year after a change in control, 50% of the severance payment will be paid in a lump sum within ten days of the date that the executive’s general release of claims becomes non-revocable and the remaining 50% will be paid in a lump sum on March 1 of the year following the calendar year during which the termination occurs. If the executive’s employment is terminated without cause or for good reason within one year after a change in control, the severance payment is paid in a single lump sum. The severance payment is an amount equal to the sum of the then-current annual base salary plus average bonus over the prior three years (or such lesser number of years as the executive has been employed by us), multiplied by (a) with respect to Messrs. Gold, Kreitzer and Griffin, three, or (b) with respect to Messrs. Lubushkin and McDevitt, two. The calculations in the table are based on the annual base salary on December 31, 2011 and an averaging of the bonuses paid in 2010, 2011 and 2012.

(2)	This column assumes permanent disability (as defined in the existing employment agreements) for each executive at December 31, 2011.

(3)

For purposes of this calculation, each executive’s total unvested equity awards, including restricted stock and LTIP units, on December 31, 2011 are multiplied by the closing market price of our common stock at December 30, 2011 of $18.08.

(4)

If the executive’s employment is terminated without cause or for good reason, this figure represents the amount needed to pay for health benefits for the executive and his eligible family members for 18 months following the executive’s termination of employment at the same level as in effect immediately preceding such termination. If the executive’s employment is terminated by reason of the executive’s death or disability, this figure represents the amount needed to pay for health benefits for the executive and his eligible family members for 12 months following the executive’s termination of employment at the same level as in effect immediately preceding such termination.

(5)

Represents the amount needed to pay, in a single lump sum, for premiums for long-term disability and life insurance for 12 months at the levels in effect for each executive officer as of December 31, 2011.

Equity Compensation Plan Information

The following table sets forth certain equity compensation plan information for BioMed as of December 31, 2011.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	—	2,039,029
Equity compensation plans not approved by security holders	—	—	—

Total	—	—	2,039,029

Audit Committee Report

The audit committee of the board of directors of BioMed Realty Trust, Inc., a Maryland corporation, oversees BioMed’s financial accounting and reporting processes and the audits of the financial statements of BioMed. All committee members satisfy the definition of independent director set forth in the listing standards of the New York Stock Exchange. The board of directors adopted a written charter for the audit committee, a copy of which is available on BioMed’s website at www.biomedrealty.com.

In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the audited financial statements in the Annual Report on Form 10-K, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

BioMed’s independent registered public accounting firm, KPMG LLP, is responsible for expressing an opinion on the conformity of its audited financial statements with U.S. generally accepted accounting principles. KPMG LLP met with the committee and expressed its judgment as to the quality, not just the acceptability, of BioMed’s accounting principles and discussed with the committee other matters as required under the standards of the Public Company Accounting Oversight Board (United States), including those matters required under Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T. In addition, KPMG LLP discussed the auditors’ independence from BioMed and from BioMed’s management and delivered to the audit committee the written disclosures and the letter satisfying the applicable requirements of the Public Company Accounting Oversight Board regarding the auditors’ communications with the audit committee concerning independence.

The committee discussed with BioMed’s independent registered public accounting firm the overall scope and plan of its audit. The committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of internal controls and the overall quality of financial reporting.

In reliance on the reviews and discussions referred to above, the committee has recommended that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit committee.

M. Faye Wilson, Chair Barbara R. Cambon Richard I. Gilchrist

Date of report: February 6, 2012

RELATED PARTY TRANSACTIONS

We have adopted a written policy regarding the review, approval and ratification of any related party transaction. Under this policy, our audit committee will review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, and either approve or disapprove the related party transaction. Any related party transaction shall be consummated and shall continue only if the audit committee has approved or ratified the transaction in accordance with the guidelines set forth in the policy. For purposes of our policy, a “Related Party Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) requiring disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission, or any successor provision, as then in effect, except that the $120,000 threshold stated therein shall be deemed to be $60,000.

Formation Transactions and Contribution of Properties

BioMed Realty Trust, Inc. was formed as a Maryland corporation on April 30, 2004. We also formed our operating partnership, BioMed Realty, L.P., as a Maryland limited partnership on April 30, 2004. In connection with our initial public offering in August 2004, we acquired interests in six properties through our operating partnership that were previously owned by limited partnerships and a limited liability company in which Messrs. Gold, Kreitzer and McDevitt, entities affiliated with them, and private investors and tenants who are not affiliated with them owned interests.

Contribution Agreements

We received the interests in the properties contributed by our executive officers and their affiliates under contribution agreements with the individuals or entities that held those interests. Under the contribution agreements we agreed that if our operating partnership directly or indirectly sells, exchanges or otherwise disposes of (whether by way of merger, sale of assets or otherwise) in a taxable transaction any interest in the properties contributed by our executive officers and their affiliates before the tenth anniversary of the completion of our initial public offering, then our operating partnership will indemnify each contributor for all direct and indirect adverse tax consequences. The calculation of damages will not be based on the time value of money or the time remaining within the indemnification period. These tax indemnities do not apply to the disposition of a restricted property under certain circumstances.

We have also agreed for a period of ten years following the date of our initial public offering to use reasonable best efforts consistent with our fiduciary duties to maintain at least $8.0 million of debt, some of which must be property specific, to enable the contributors of these properties to guarantee such debt in order to defer any taxable gain they may incur if our operating partnership repays existing debt.

Redemption or Exchange of the Limited Partnership Units in our Operating Partnership

As of October 1, 2005, limited partners of our operating partnership, including Messrs. Gold and Kreitzer, have the right to require our operating partnership to redeem all or a part of their units for cash, based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption, or, at our election, shares of our common stock in exchange for such units, subject to certain ownership limits set forth in our charter. As of March 13, 2012, the limited partners of our operating partnership held units exchangeable for an aggregate of 2,593,538 shares of our common stock, assuming the exchange of units into shares of our common stock on a one-for-one basis.

Other Benefits to Related Parties

We have entered into a registration rights agreement with the limited partners in our operating partnership to provide registration rights to holders of common stock to be issued upon redemption of their units. Pursuant to the registration rights agreement, we have filed and caused to become effective a registration statement on Form S-3 for the registration of the common stock to be issued upon redemption of the units.

GENERAL

Independent Registered Public Accounting Firm

Audit and Non-Audit Fees.    The aggregate fees billed to us by KPMG LLP, our independent registered public accounting firm, for the indicated services for the years ended December 31, 2011 and 2010 were as follows:

	2011	2010
Audit Fees(1)	$1,018,000	$1,256,000
Audit Related Fees(2)	77,000	68,000
Tax Fees(3)	—	—
All Other Fees	—	—

Total	$1,095,000	$1,324,000

(1)

Audit Fees consist of fees for professional services performed by KPMG LLP for the audit of our annual financial statements and review of financial statements included in our Form 10-Q filings, services in connection with securities offerings and the filing of our and our operating partnership’s registration statements on Form S-3, Form S-4 and Form 10, and services that are normally provided in connection with statutory and regulatory filings or engagements. Audit Fees also include fees for professional services rendered for the audits of the effectiveness of internal control over financial reporting.

(2)	Audit related fees consist of fees for professional services performed by KPMG LLP for the audit of joint venture financial statements.

(3)

KPMG LLP did not provide any professional services related to tax compliance, tax advice and tax planning for the years ended December 31, 2011 and 2010. Certain other tax fees not included in the table were paid to Ernst & Young LLP and PricewaterhouseCoopers LLP, neither of which is our independent registered public accounting firm.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

Our audit committee has established a policy that requires that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee or a designated audit committee member. These services may include audit services, audit-related services, tax services and other services. All permissible non-audit services provided by our independent registered public accounting firm have been pre-approved by the audit committee or a designated audit committee member. Our audit committee has considered whether the provision of non-audit services is compatible with maintaining the accountants’ independence and determined that it is consistent with such independence.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, directors, officers and beneficial owners of 10% or more of our common stock, or reporting persons, are required to report to the Securities and Exchange Commission on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of our common stock. Based solely on our review of such forms received by us and the written representations of the reporting persons, we believe that no reporting persons known to us were delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act during 2011.

Stockholder Proposals

Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2013 must be received by us no later than December 17, 2012, in order to be included in our proxy statement and form of proxy relating to that meeting. Such proposals must comply with the requirements established by the Securities and Exchange Commission for such proposals and the requirements contained in our bylaws in order to be included in the proxy statement. A stockholder who wishes to make a nomination or proposal at the 2013 annual meeting without including the proposal in our proxy statement and form of proxy relating to that meeting must, in accordance with our current bylaws, notify us between November 17, 2012 and December 17, 2012. If the stockholder fails to give timely notice as required by our current bylaws, the nominee or proposal will be excluded from consideration at the meeting. In addition, our current bylaws include other requirements for nomination of candidates for director and proposals of other business with which a stockholder must comply to make a nomination or business proposal.

Annual Report

We sent a Notice of Internet Availability and provided access to our annual report over the Internet to stockholders of record on or about April 16, 2012. The annual report does not constitute, and should not be considered, a part of this proxy solicitation material.

If any person who was a beneficial owner of our common stock on the record date for the annual meeting of stockholders desires additional information, a copy of our Annual Report on Form 10-K will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of BioMed at such date. Requests should be directed to BioMed Realty Trust, Inc., 17190 Bernardo Center Drive, San Diego, California 92128, Attention: Secretary.

Stockholders Sharing the Same Address

The rules promulgated by the Securities and Exchange Commission permit companies, brokers, banks or other intermediaries to deliver a single copy of a proxy statement, annual report and Notice of Internet Availability to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding will receive only one copy of our proxy statement, annual report and Notice of Internet Availability. If you would like to opt out of this practice for future mailings and receive separate proxy statements, annual reports and Notices of Internet Availability for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate proxy statement, annual report or Notice of Internet Availability without charge by sending a written request to BioMed Realty Trust, Inc., 17190 Bernardo Center Drive, San Diego, California 92128, Attention: Secretary, or by telephone at (858) 485-9840. We will promptly send additional copies of the proxy statement, annual report or Notice of Internet Availability upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the proxy statement, annual report or Notice of Internet Availability can request delivery of a single copy of the proxy statement, annual report or Notice of Internet Availability by contacting their broker, bank or other intermediary or sending a written request to BioMed Realty Trust, Inc. at the address above.

Other Matters

Our board of directors does not know of any matter to be presented at the annual meeting which is not listed on the notice of annual meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies in their discretion.

BENEFICIAL STOCKHOLDERS ARE URGED TO AUTHORIZE A PROXY BY INTERNET OR

TELEPHONE AS SOON AS POSSIBLE. ALL STOCKHOLDERS WHO RECEIVED PROXY

MATERIALS BY MAIL ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED

PROXY CARD IN THE ACCOMPANYING ENVELOPE.

By Order of the Board of Directors

Jonathan P. Klassen Secretary

Dated: April 16, 2012

BIOMED REALTY TRUST, INC.

19493

FOLD AND DETACH HERE

PLEASE MARK, DATE, SIGN AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. IF YOUR ADDRESS IS INCORRECTLY SHOWN, PLEASE PRINT CHANGES.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR Please mark your votes as IN PROPOSAL 1, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3. indicated in this example X

1. ELECTION OF DIRECTORS UNTIL FOR each WITHHOLD FOR all of the AUTHORITY nominees

THE NEXT ANNUAL MEETING OF nominees for all except the FOR AGAINST ABSTAIN STOCKHOLDERS AND UNTIL for director nominees following*

THEIR SUCCESSORS ARE DULY

ELECTED AND QUALIFY. 2. RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2012. Nominees:

3. TO APPROVE A NONBINDING ADVISORY RESOLUTION ON THE COMPANY’S EXECUTIVE

01 Alan D. Gold COMPENSATION.

02 Barbara R. Cambon

03 Edward A. Dennis, Ph.D.

04 Richard I. Gilchrist

05 Gary A. Kreitzer 4. TO VOTE AND OTHERWISE REPRESENT THE UNDERSIGNED ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE

06 Theodore D. Roth THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF IN THE DISCRETION OF THE PROXY HOLDERS.

07 M. Faye Wilson

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the annual meeting or *Exceptions any adjournment or postponement thereof.

All other proxies heretofore given by the undersigned to vote shares of stock of the Company, which the undersigned would be entitled to             vote if personally present at the annual meeting or any adjournment or postponement thereof, are hereby expressly revoked.

PLEASE DATE THIS PROXY AND SIGN IT EXACTLY AS YOUR NAME OR

NAMES APPEAR HEREON. WHEN SHARES ARE HELD BY JOINT TENANTS, CHECK HERE ONLY IF BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, YOU PLAN TO ATTEND ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS

SUCH UNDER SIGNATURE(S). IF SHARES ARE HELD BY A CORPORATION, THE ANNUAL MEETING PLEASE SIGN IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER IN PERSON

AUTHORIZED OFFICER. IF SHARES ARE HELD BY A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

Mark Here for Address Change or Comments

SEE REVERSE

Signature Signature Date

You can now access your BioMed Realty Trust, Inc. account online.

Access your BioMed Realty Trust, Inc. account online via Investor ServiceDirect® (ISD).

The transfer agent for BioMed Realty Trust, Inc., now makes it easy and convenient to get current information on your stockholder account.

• View account status • View payment history for dividends

• View certificate history • Make address changes

• View book-entry information • Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of stockholders. The Company’s proxy statement and the annual report are available eletronically at: www.biomedrealty.com/11ar

FOLD AND DETACH HERE

BIOMED REALTY TRUST, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 30, 2012

The undersigned stockholder of BioMed Realty Trust, Inc., a Maryland corporation (the “Company”), hereby appoints Alan D. Gold and Gary A. Kreitzer, and each of them, as proxies for the undersigned with full power of substitution, to attend the annual meeting of the Company’s stockholders to be held on May 30, 2012 at 8:00 a.m., local time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the annual meeting with all powers possessed by the undersigned if personally present at the annual meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR DIRECTOR, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3, EACH AS DESCRIBED IN THE PROXY STATEMENT, AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Address Change/Comments

(Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side) 19493